Exhibit 2.1

CONFIDENTIAL

SLSI-201304IA001

ASSET PURCHASE AGREEMENT

by and among

SAMSUNG ELECTRONICS CO., LTD.,

IXYS INTL (CAYMAN) LIMITED

and

IXYS CORPORATION

Dated May 25, 2013

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

		Page

SECTION 1	DEFINITIONS	1

1.1	Certain Definitions	7

1.2	Other Defined Terms	6

SECTION 2	PURCHASE AND SALE OF THE TRANSFERRED ASSETS	9

2.1	Purchase and Sale of the Transferred Assets	9

2.2	Excluded Assets	10

2.3	Assumption of Assumed Liabilities	11

2.4	Excluded Liabilities	12

2.5	Transfer of Transferred Assets and Assumed Liabilities	13

2.6	Procedures for Assets Not Transferable	13

2.7	Payments Post-Closing	14

2.8	Delivery of Transferred Technology	14

SECTION 3	PURCHASE PRICE; ALLOCATIONS	14

3.1	Purchase Price	14

3.2	Purchase Price Adjustment for Inventory Amount	15

3.3	Transfer Taxes; Expenses	16

3.4	Required Withholding of Taxes	17

SECTION 4	REPRESENTATIONS AND WARRANTIES OF THE SELLER	17

4.1	Organization and Standing	18

4.2	Authority; Binding Nature of Agreement	18

4.3	No Conflict	18

4.4	Governmental Consents	18

4.5	Absence of Changes	19

4.6	Assets	19

4.7	Compliance with Law	19

4.8	Permits and Approvals	19

4.9	Intellectual Property	19

4.10	Contracts	21

4.11	Product Liability; Warranties	21

4.12	Legal Proceedings	22

4.13	Tax Matters	22

4.14	Finder’s Fee	23

4.15	No Other Representations or Warranties	23

-i-

(continued)

(continued)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2013, by and among Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (the “Seller”), IXYS Intl (Cayman) Limited, a Cayman Islands corporation (the “Purchaser”), and, solely for the purposes of Section 11.16, IXYS Corporation, a corporation incorporated under the laws of the State of Delaware of the United States of America (“Parent”).

RECITALS

WHEREAS, the Seller is engaged in the Business (as defined below);

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to transfer to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, certain of the assets and liabilities exclusively relating to or exclusively used in the Business as set forth herein; and

WHEREAS, contingent upon and concurrently with the Closing (as defined below), the Seller and the Purchaser will enter into (i) a Foundry Services Agreement in substantially the form attached hereto Exhibit A (the “Foundry Services Agreement”), (ii) a Transition Services Agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”), and (iii) a Product License Agreement in substantially the form attached hereto as Exhibit C (the “Product License Agreement”).

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows.

SECTION 1

DEFINITIONS

1.1 Certain Definitions. Defined terms used in this Agreement have the meanings ascribed to them as follows:

“Accounting Principles” means Korean International Financial Reporting Standards.

“Affiliates” with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that with respect to the Seller, the Affiliates of the Seller shall only include the direct and indirect subsidiaries of the Seller where “subsidiary” means an entity that Seller has a direct or indirect ownership equal to or of more than 50% of the stock or other equity interests entitled to vote for the election of directors or an equivalent governing body.

“Anti-Corruption and Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, and any other applicable anti-corruption and/or anti-bribery Laws of any Governmental Authority of any jurisdiction applicable to the Business.

“Business” means the business of the Seller and its Affiliates related to the design, development, research, testing, supply, marketing, sale, distribution, support and maintenance of the Business Products.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of San Francisco, California or Seoul, the Republic of Korea; provided, however, that for the purpose of determining a Business Day on which the Closing shall occur, “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of San Francisco, California, Seoul, the Republic of Korea or the Cayman Islands.

“Business Products” means the current and under development microcontroller products of the System LSI Division of the Seller, containing 4 bit or 8 bit processor cores, as listed on Schedule 1.1(a) attached hereto and including any subsequent versions of such products that embody minor modifications to improve functionality or yield. Without limiting the foregoing, Business Products also includes Standalone Micro Controllers for which the System LSI Division of the Seller has already sent customers end-of-life notices during the one (1) year period prior to the Closing Date, including those identified on Schedule 1.1(a) as “EOL Products.” For the avoidance of doubt, 32 bit micro controller units are excluded from the definition of Business Products and any transaction contemplated in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” means any contract or agreement, as amended from time to time, to which the Seller is a party or by which the Seller or any of the Transferred Assets are bound that are used or held for use in the Business.

“Copyable Technology” means Technology that can be copied or replicated without incurring material cost in any form, including for example, Software and documents.

“Copyrights” means (a) mask work rights, registrations and applications for registration thereof throughout the world, (b) rights of publicity and privacy, and (c) copyrights in works of authorship of any type, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, rights of first refusal or rights of first offer, encumbrance (including leases, easements, licenses, zoning ordinances, covenants, conditions, restrictions and rights-of-way) or other similar right affecting property, in each case, whether arising by contract, operation of law or otherwise.

“Export and Import Control Laws” means any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Governmental Authority” means any federal, state, local, municipal, foreign or other government, department, agency, commission, instrumentality, court or other tribunal, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Intellectual Property” means any and all of the rights in or associated with the following throughout the world: (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, (e) rights in databases (including customer lists and customer databases), whether registered or unregistered, and(f) any other proprietary or intellectual property rights now known.

“Inventory” means all units of finished goods of Business Products that, as of the Closing Date, are owned as inventory of the System LSI Division of the Seller or its Affiliates.

“Knowledge of the Purchaser” means the actual knowledge of Purchaser’s officers and employees after due inquiry of the direct reports of each such individual.

“Knowledge of the Seller” means the actual knowledge of Seller’s officers and employees of who work in the field of Business after due inquiry of the direct reports of each such individual.

“Law” means any federal, state, local or foreign law, statute, common law, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority.

“Legal Proceeding” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, examination or investigation commenced, brought, conducted or heard by or before any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, Tax, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, Taxes, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whether arising out of a Third-Party Claim, but excluding any special, exemplary and punitive damages (other than any such Losses actually paid pursuant to a Third-Party Claim).

“Non-Copyable Technology” means Technology, including for example, mask works and hardware, that cannot be copied or replicated without incurring material costs in any form.

“Order” means any executive order, decree, judgment, injunction, ruling or other order issued, enforced or entered by any Governmental Authority.

“Other IP” means Intellectual Property other than Patents and Trademarks.

“Patent Application” means an application or filing for a Patent including, provisional patent applications and regular patent applications, and claims of priority under any treaty or convention, anywhere in the world.

“Patents” means patents and statutory invention registrations, in any jurisdiction worldwide, including renewals, reissues, divisions, continuations, continuations-in-part, extensions, reexaminations and substitutions thereof, and all rights therein provided by international treaties and conventions. The term “Patent” includes any Patent Application and any patents that issue as a result of those Patent Applications.

“Permits” shall mean all licenses, permits, concessions, exemptions, consents, franchises, certificates, approvals, filings and other authorizations that are required by Governmental Authorities under any applicable Law for the Seller to operate the Business as currently conducted and to own or use the other Transferred Assets.

“Permitted Encumbrance” means nonexclusive licenses granted to third parties in the ordinary course of business or any work performed pursuant to any such license.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Authority or other organization.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Product Software” means any and all versions of any Software, in source or object code form (including firmware or driver), that is distributed by Seller as Software for use on, with or for Business Products.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchaser Constituent Documents” means any certificate of incorporation, bylaws or other charter documents, including all amendments thereto, of the Purchaser.

“Purchaser Indemnified Parties” means the Purchaser, Parent and their respective Affiliates and their officers, directors, employees, agents and other Representatives.

“Registered IP” means all Intellectual Property (including all Patents, registered Copyrights (and applications therefor), registered Trademarks and registered mask work rights) that are registered, filed, or issued under the authority of any Governmental Authority.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Retained Technology” means any Technology other than the Transferred Technology.

“SEC” means the United States Securities and Exchange Commission.

“Seller Constituent Documents” means the organizational documents of the Seller, each as currently in effect.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule delivered by the Seller to the Purchaser on the date hereof or any Schedule attached thereto.

“Seller Indemnified Parties” means the Seller and its subsidiaries, and their respective Affiliates, shareholders, officers, directors, employees, agents and other Representatives.

“Seller Licensed IP” means the Intellectual Property licensed by the Seller under the Product License Agreement.

“Seller Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonable be expected to have a material adverse effect on (a) the Business or the Transferred Assets, taken as whole; provided, however, that none of the following, individually or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Seller Material Adverse Effect: (i) the failure of the Seller or the Business to meet historic, budgeted or forecasted revenue levels, earnings or other financial metrics or any estimates of such metrics (provided that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Seller Material Adverse Effect), (ii) changes in general local, domestic, foreign, or international economic, financial, regulatory or political conditions (provided that such changes do not disproportionately and adversely affect the Business relative to other businesses in the industry in which the Business is operating), (iii) changes generally affecting the industries or markets in which the Seller operates or conducts the Business (provided that such changes do not disproportionately and adversely affect the Business relative to other businesses in the industry in which the Business is operating), (iv) changes arising out of weather conditions or other force majeure events (provided that such changes do not disproportionately and adversely affect the Business relative to other businesses in the industry in which the Business is operating), (v) changes in applicable Laws or accounting rules or principals, including changes in the Accounting Principles (provided that such changes do not disproportionately and adversely affect the Business relative to other businesses in the industry in which the Business is operating), (vi) changes resulting from the announcement or pendency of this Agreement, or (vii) the taking of or failure to take any action expressly required to be taken or not taken by this Agreement; or (b) the ability of the Seller to consummate the transactions contemplated by, or to perform any of its obligations under, the Transaction Documents.

“Software” means computer software, programs, and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments, and annotations.

“Standalone Micro Controller” means any semiconductor with a 4 bit or 8 bit processor of the System LSI Division of the Seller where the main functionality is being a microcontroller. For the avoidance of any doubt, microcontrollers for smart card IC applications (including: SIM cards, embedded secure elements and FSID), RF function ICs, display driver ICs and semiconductor products with16 bit processors are expressly excluded.

“Standalone Micro Controller Business” means the business of the System LSI Division of the Seller related to the design, development, research, testing, supply, marketing, sale, distribution, support and maintenance of Standalone Micro Controllers.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated taxes, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, social security taxes, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means embodiments and implementations of Intellectual Property whether in electronic, written or other media, including Software, designs (including, without limitation, RTL, schematic and GDSII form), design and manufacturing schematics, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, data collections, diagrams, recipes, manufacturing process technology (including any process technology related to the fabrication, sorting, assembly or packaging of semiconductor products), proprietary technical information, protocols, layout rules, packaging and other specifications, techniques, interfaces, verification tools, URLs, web sites, works or authorship, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Trademarks” means trademarks, service marks, service names, trade dress, logos, trade names, corporate names, business names, slogans, URL addresses, internet domain names and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common-law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Trade Secrets” means all rights in any jurisdiction in know-how and other confidential or proprietary technical, business, and other information, including confidential or proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, bills of material, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and other similar information.

“Transaction Documents” means, collectively, this Agreement, the Foundry Services Agreement, the Transition Services Agreement and the Product License Agreement.

“Transferred Registered IP” means Transferred IP that is Registered IP.

“VAT” means Korean value added tax ( ) and any similar charge under Laws of other jurisdictions.

1.2 Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
Agreement	Preamble
Assumed Liabilities	2.3
Closing	8.1
Closing Date	8.1
Closing Inventory Value	3.2(a)
Closing Payment	3.1(a)
Consents	2.6
Deferred Payments	3.1(b)
Direct Claim	10.3(c)
Dispute Notice	3.2(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
First Deferred Payment	3.1(b)
Foundry Services Agreement	Recitals
In-Licenses	4.9(g)
Indemnification Cap	10.5(b
Indemnifying Party	10.3(a)
Independent Accounting Firm	3.2(c)
Nondisclosure Agreement	6.4
Notice of Claim	10.3(c)

Defined Term	Section
Objection Notice	10.3(c)
Out-Licenses	4.9(l)
Pre-Closing Period	6.1
Product License Agreement	Recitals
Purchase Price	3.1
Purchase Price Allocation	3.4(a)
Purchaser	Preamble
Purchaser Losses	10.1
Restricted Business	6.6(a)
Restricted Period	6.6(a)
Second Deferred Payment	3.1(b)
Seller	Preamble
Seller Fundamental Representations	10.4
Seller Losses	10.2
Seller Statement	3.2(a)
Target Inventory Value	3.2(f)
Termination Date	9.1(b)
Third-Party Claim	10.3(a)
Threshold	10.5(a)
Transferred Assets	2.1
Transferred Contracts	2.1(g)
Transferred Copyable Technology	2.1(e)
Transferred Inventory	2.1(a)
Transferred IP	2.1(d)
Transferred Non-Copyable Technology	2.1(f)
Transferred Other IP	2.1(d)
Transferred Patents	2.1(c)
Transferred Permits	2.1(h)
Transferred Tangible Assets	2.1(b)
Transferred Technology	2.1(f)
Transition Services Agreement	Recitals

SECTION 2

PURCHASE AND SALE OF THE TRANSFERRED ASSETS

2.1 Purchase and Sale of the Transferred Assets. Subject to the terms and conditions set forth in this Agreement, including Section 2.2 hereof, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the right, title and interest of the Seller in, to and under all of the assets exclusively relating to the Business free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Transferred Assets”), including:

(a) all Inventory existing as of the Closing Date (the “Transferred Inventory”);

(b) all tangible assets, including machinery and equipment, owned by the Seller and used exclusively in the Business, including the tangible assets set forth in Schedule 2.1(b) attached hereto (the “Transferred Tangible Assets”);

(c) the Patents that are owned (whether exclusively, jointly or otherwise) or purported to be owned by the Seller and used exclusively in the Business, as set forth in Schedule 2.1(c) attached hereto (the “Transferred Patents”), and all causes of action, claims and demands of any nature arising under or with respect to the Transferred Patents, including all claims and damages for the past or future infringement of any such Transferred Patents;

(d) the Other IP that is owned (whether exclusively, jointly or otherwise) or purported to be owned by the Seller and used exclusively in the Business, including each item of Other IP set forth in Schedule 2.1(d) attached hereto (the “Transferred Other IP” and together with the Transferred Patents, the “Transferred IP”);

(e) copies of any Copyable Technology that is both owned (whether exclusively, jointly or otherwise) or purported to be owned by the Seller, and used exclusively in the Business, including each item of Copyable Technology set forth in Schedule 2.1(e) attached hereto (the “Transferred Copyable Technology”);

(f) the Non-Copyable Technology that is both owned (whether exclusively, jointly or otherwise) or purported to be owned by the Seller, and used exclusively in the Business, including each item of Non-Copyable Technology set forth in Schedule 2.1(f) attached hereto (the “Transferred Non-Copyable Technology” and together with the Transferred Copyable Technology, the “Transferred Technology”);

(g) the Contracts exclusively related to the Business set forth in Schedule 2.1(g) attached hereto (the “Transferred Contracts”);

(h) the Permits used or held for use by the Seller exclusively in the operation of the Business, including the Permits set forth in Schedule 2.1(h) attached hereto, but only if transferable or assignable (the “Transferred Permits”);

(i) all goodwill of the Business; and

(j) to the extent permitted by applicable Law and commercially feasible, the relevant books and records exclusively related to the Business.

2.2 Excluded Assets. The Seller is not selling, conveying, assigning, transferring or delivering, and the Purchaser is not purchasing, acquiring or accepting, any of the following assets of the Seller (collectively, the “Excluded Assets”):

(a) all real property which the Seller owns or of which the Seller is the lessee or sublessee (together with all furniture, furnishings, fixtures, improvements and other tangible assets thereon other than the Transferred Tangible Assets);

(b) all cash, cash equivalents and marketable securities and all rights to any bank account of the Seller;

(c) accounts receivable, notes receivable and other receivables arising out of the conduct of or otherwise related to the Business prior to the Closing;

(d) all Intellectual Property of the Seller, other than the Transferred IP and; the Transferred Technology;

(e) any and all causes of action, lawsuits, judgments, claims, counterclaims and demands of any nature related to the Business, in each case, which accrued, accrue, arose or arise out of events occurring prior to the Closing, or any proceeds or receivables therefrom or related thereto, other than with respect to the Transferred IP;

(f) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in relation to the Business which arise from or relate any event occurring prior to the Closing or to any Excluded Asset or Excluded Liability;

(g) all Trademarks;

(h) all Tax Returns (other than those relating exclusively to the Business or the Transferred Assets), Tax refunds relating to a Pre-Closing Tax Period, Tax losses, Tax carry forwards, Tax credits relating to a Pre-Closing Tax Period and Tax benefits of the Seller;

(i) all insurance policies (and any cash or surrender value thereon) relating to the Business and rights, claims or causes or actions thereunder and all insurance proceeds and insurance awards receivables thereunder;

(j) all human resources information management systems of the Seller and records pertaining to any of the Seller’s employees;

(k) the books, records, files and minutes of meetings of the board of directors, committees or shareholders, incorporation, stock transfer and Tax documents and all similar or related corporate records of the Seller to the extent not relating to the Business; and

(l) all of the Seller’s right, title and interest under this Agreement and the other Transaction Documents.

2.3 Assumption of Assumed Liabilities. At the Closing, the Purchaser shall assume, and hereby agrees to pay, perform and discharge, only Liabilities set forth below (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising under, with respect to or contained in the Transferred Contracts, but only to the extent such obligations (i) arise after the Closing Date, (ii) do not arise from or relate to any breach by the Seller of any provision of any of such Contracts, and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts (it being understood that no warranty obligations under such Contracts related to the sale of the Business Products prior to the Closing shall be Assumed Liabilities); for avoidance of doubt, the Purchaser will pay the remaining development fees to be paid to Finechips after the Closing Date as set forth on Schedule 2.3(a) attached hereto;

(b) except to the extent the Purchaser is indemnified for a breach of a representation or warranty by the Seller under this Agreement, all Liabilities, suits, actions, investigations and obligations resulting from, arising out of or related to (i) the Transferred Assets or the ownership or use thereof, (ii) the sale or provision of the Business Products, or (iii) the conduct of the Business by the Purchaser, to the extent that, in each case, such Liabilities, suits, actions, investigations and obligations arise after the Closing;

(c) all Liabilities for Property Taxes relating to the Post-Closing Tax Period specifically allocated to the Purchaser pursuant to Section 6.11(b); and

(d) all Liabilities with respect to the Transferred Assets arising pursuant to any applicable Laws to the extent such Liabilities arise after the Closing.

2.4 Excluded Liabilities. The Seller shall retain all Liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including:

(a) all Liabilities related to the operation of the Business prior to the Closing;

(b) all Liabilities related to the Transferred Assets and the Business to the extent relating to periods prior to the Closing;

(c) all accounts payable, trade payables and notes payable related to the operation of the Business prior to the Closing;

(d) all Liabilities arising under, with respect to or contained in the Transferred Contracts arising prior to the Closing and any Liabilities arising out of any breaches, defaults or violations of any Transferred Contract prior to the Closing;

(e) all Liabilities resulting from, arising out of or related to any employee benefit plan of the Seller or any of its Affiliates whether such Liabilities arose or arise prior to, on or after the Closing Date;

(f) all Liabilities to or in respect of any employees or former employees of the Seller or its Affiliates whether arising before or after the Closing;

(g) any Liabilities resulting from, arising out of or related to any Legal Proceeding commenced or brought prior to the Closing or commenced or brought after the Closing to the extent relating to the conduct of the Seller (or its Affiliates) or the operation of the Business by Seller prior to the Closing;

(h) any and all warranty and similar Liabilities arising prior to, on or after the Closing and whether expressed or implied, related to any Business Products sold prior to the Closing;

(i) all transfer, assumption or assignment fees payable by the Seller or any of its Affiliates under any Transferred Contracts for assigning or transferring such Transferred Contracts to the Purchaser;

(j) any termination fee payable by the Seller or any of its Affiliates under any Contract as a result of the transactions contemplated by this Agreement or any other Transaction Document, including any Contract not transferable to the Purchaser pursuant to the terms of such Contract or assignable only upon the consent of the respective third party to such Contract and such third party does not consent to the assignment to the Purchaser of such Contract pursuant to this Agreement;

(k) (i) all Liabilities for Taxes of Seller (including any Liabilities as a result of the operation of Law, as a transferee or successor, by contract, or otherwise) and (ii) Taxes that arise from or relate to the conduct of the Business, including ownership of the Transferred Assets, for any Pre-Closing Tax Period; and

(l) all Liabilities pertaining to Seller’s ownership or use of any Excluded Asset.

2.5 Transfer of Transferred Assets and Assumed Liabilities.

(a) The Transferred Assets shall be sold, acquired, conveyed, transferred, assigned and delivered free and clear of all Liens other than Permitted Encumbrances, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements, notifications or other instruments in such form, reasonably satisfactory to the Seller and the Purchaser, as are necessary to effect a conveyance of the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such agreements and instruments, and such other conveyance and assumption documents as may be required in such jurisdictions, shall be executed, upon the terms and subject to the conditions hereof, on the Closing Date by the Seller and the Purchaser.

(b) The Purchaser shall, in good faith consultation with the Seller, select the manner by which the Transferred Assets are sold, conveyed, transferred or assigned to the Purchaser; provided that the manner selected shall result in the Purchaser, as applicable, receiving a Tax basis in each of the relevant jurisdictions for local Tax purposes at least equal to the applicable Purchase Price Allocation. If a Tax basis is not available with respect to any Transferred Asset as a result of a non-Tax issue, the parties will discuss the reasonable resolution of such matter.

2.6 Procedures for Assets Not Transferable. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery, or attempted sale, conveyance, transfer, assignment or delivery, to the Purchaser of any Transferred Asset is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (collectively, the “Consents”), the Seller and the Purchaser shall use their commercially reasonable efforts to obtain such Consents prior to the Closing and, if any such Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that, notwithstanding the foregoing, the Closing shall occur on the terms and conditions set forth herein, including the Seller’s right to receive the Purchase Price in full pursuant to Section 3.1 hereof; provided, further, that the Seller shall not be relieved of its obligations to sell, and the Purchaser shall not be relieved of its obligations to purchase, acquire and assume any such Transferred Assets. Following the Closing, the parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such Consents. Pending or in the absence of any such Consent, the parties shall use their commercially reasonable efforts to implement an alternative arrangement to permit the Purchaser to realize, receive and enjoy substantially similar rights and the full benefits of any such Transferred Asset as if such impediment to assignment or transfer did not exist. If any such Consent is obtained after the Closing, the Seller shall convey, transfer, assign and deliver the applicable Transferred Asset to the Purchaser.

2.7 Payments Post-Closing.

(a) If, following the Closing Date, the Seller or any of its Affiliates receives any payment or other proceeds any portion of which constitutes a Transferred Asset or relates to the operation of the Business by the Purchaser or its Affiliates after the Closing, the Seller shall promptly remit to the Purchaser the amount of any such payment or proceeds.

(b) If, following the Closing Date, the Purchaser or any of its Affiliates receives any payment or other proceeds any portion of which constitutes an Excluded Asset or otherwise relates to the conduct or operation of the Business by the Seller or any of its Affiliates prior to the Closing, the Purchaser shall promptly remit to the Seller the amount of any such payment or proceeds to the extent such payment or proceeds constitute Excluded Assets.

2.8 Delivery of Transferred Technology.

(a) Upon the Closing, the Seller shall deliver, within a reasonable time but in any case no later than sixty (60) days after the Closing Date, copies (including electronic copies) of the Transferred Technology to the Purchaser, including any books, records, Software and documentation therefor, to the location designated by the Purchaser, at the sole cost and expense of the Seller.

(b) To the extent that any items of the Transferred Technology have not already been delivered as set forth in this Section 2.8, the Seller shall, for no further consideration, promptly deliver such items (or copies thereof) to the Purchaser after the Closing Date, including as may be set forth in the Transition Services Agreement or, the Product License Agreement.

SECTION 3

PURCHASE PRICE; ALLOCATIONS

3.1 Purchase Price. The aggregate purchase price for the Transferred Assets shall be Fifty Million Dollars (US$50,000,000) (the “Purchase Price”). In addition to the foregoing payment, as consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets, the Purchaser shall assume, pay and discharge the Assumed Liabilities.

(a) Closing Payment. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall pay to the Seller an amount in cash equal to Twenty Million Dollars (US$20,000,000) (the “Closing Payment”) in wire transfer of immediately available funds to a bank account designated in writing by the Seller.

(b) Deferred Payments. In addition to the Closing Payment, the Purchaser shall pay to the Seller (i) an amount in cash equal to Fifteen Million Dollars (US$15,000,000) on a date no later than the first anniversary of the Closing Date (the “First Deferred Payment”), and (ii) an amount equal to Fifteen Million Dollars (US$15,000,000) on a date no later than December 31, 2014 (the “Second Deferred Payment” and collectively with the “First Deferred Payment,” the “Deferred Payments”), in each case in wire transfer of immediately available funds to a bank account designated in writing by the Seller. For the avoidance of doubt, the Purchaser has an absolute and unconditional obligation to make each Deferred Payment by the applicable payment deadline; provided that, the Purchaser may prepay any Deferred Payment, in whole or in part, including any interest accrued on any Deferred Payment, at any time without any prepayment penalty or other charge upon two (2) weeks prior written notice to Seller.

(c) Interest. Each Deferred Payment shall bear simple interest accruing from the Closing Date to the applicable date of payment (including prepayment) at an annual rate equal to six (6)-month LIBOR plus three percent (3%) on the date of payment, calculated based on a year of 365 days and the actual number of days elapsed. The Purchaser shall pay such interest in wire transfer of immediately available funds concurrently with the payment of the Deferred Payment pursuant to Section 3.1(b) hereof.

3.2 Purchase Price Adjustment for Inventory Amount.

(a) At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a written statement (the “Seller Statement”) setting forth good faith estimate of the book value of the Transferred Inventory (the “Closing Inventory Value”) determined in conformity with the Accounting Principles.

(b) If the Purchaser disagrees with the Seller’s calculation of the Closing Inventory Value set forth in the Seller Statement, the Purchaser may, within thirty (30) days after the Closing, deliver a written notice to the Seller (the “Dispute Notice”), specifying in reasonable detail the nature and amount of any dispute items in the Seller Statement as to which the Purchaser disagrees. If the Purchaser does not deliver a Dispute Notice within such thirty (30)-day period, the Closing Inventory Value set forth in the Seller Statement will become final, binding and conclusive on the parties hereto for all purposes hereunder.

(c) If the Purchaser delivers a Dispute Notice to the Seller in accordance with Section 3.2(b) hereof, the Purchaser and the Seller shall, within thirty (30) days after the Seller’s receipt thereof, use reasonable good faith efforts to resolve the disputed items. Any disputed items resolved in writing between the Purchaser and the Seller within such thirty (30) day period shall be final and binding with respect to such items, and if the Seller and the Purchaser agree in writing on the resolution of each disputed item and the amount of the Closing Inventory Value, the amount so determined shall be final, binding and conclusive on the parties hereto for all purposes hereunder. If the Purchaser and the Seller are unable to resolve such disputed items or amounts within such thirty (30) day period, they shall promptly submit the dispute to such reputable firm of independent accountants as shall be selected by the mutual agreement of the Purchaser and the Seller (the “Independent Accounting Firm”); provided, however, that if the

Purchaser and the Seller cannot so agree within forty-five (45) days of the Seller’s receipt of a Dispute Notice, the parties shall instruct PwC to select an Independent Accounting Firm meeting the criteria set forth herein. Each of the Purchaser and the Seller shall, and shall cause its Representatives to, provide reasonable cooperation to the Independent Accounting Firm and shall provide the Independent Accounting Firm access to all of the documents, records, work papers, facilities and personnel necessary to perform its function as contemplated by this Section 3.2(c).

(d) The Independent Accounting Firm shall only review the items in dispute and only with the purpose to resolve the dispute with respect to such items. The Independent Accounting Firm shall deliver to the Purchaser and the Seller, as promptly as practicable, but in no event later than thirty (30) days after the dispute is submitted to the Independent Accounting Firm, a report setting forth its calculation of the Closing Inventory Value in accordance with the Accounting Principles. The determination by the Independent Accounting Firm shall be final, binding and conclusive on the parties hereto for all purposes hereunder (absent manifest error). The determination of the Independent Accounting Firm shall not, in the absence of manifest error, be subject to judicial review.

(e) The Purchaser and the Seller shall each pay their own costs, fees and expenses incurred in connection with the procedures contemplated by this Section 3.2; provided that the costs, fees and expenses of the Independent Accounting Firm shall be allocated to and be borne by the Purchaser and the Seller based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the items in dispute as originally submitted to the Independent Accounting Firm for adjudication.

(f) If the Closing Inventory Value, as finally and conclusively determined pursuant to this Section 3.2 is less than *** Dollars (US$***) (the “Target Inventory Value”), the Purchaser will be entitled to offset such difference directly against any Deferred Payment that remains payable at that time on a dollar-for-dollar basis. If the Closing Inventory Value, as finally and conclusively determined pursuant to this Section 3.2 is greater than the Target Inventory Value, the Purchaser will pay to the Seller such excess amount concurrently with the First Deferred Payment.

(g) Any amount payable, if any, under this Section 3.2 shall be deemed and treated by the parties hereto as an adjustment to the Purchase Price.

3.3 Transfer Taxes; Expenses. Any transfer, stamp, documentary, sales, use, registration, and other similar Taxes (including all applicable real estate transfer Taxes) (“Transfer Taxes”) or recording fees payable as a result of the purchase and sale of the Transferred Assets or any other action arising out of this Agreement or the other Transaction Documents shall be paid by the Seller. Any VAT imposed as a result of the purchase and sale of the Transferred Assets and any Taxes for import of the Transferred Assets into a country other than Korea shall be borne and paid to the applicable Governmental Authority by the Purchaser. The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes or recording fees. The parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4 Purchase Price Allocation.

(a) The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated in accordance with applicable Law among the Transferred Assets and the non-compete referred to in Section 6.6 as set forth in Schedule 3.4 (the “Purchase Price Allocation”).

(b) The Purchaser and the Seller shall file all Tax Returns consistent with the Purchase Price Allocation. Neither Purchaser nor Seller shall take any Tax position inconsistent with such Purchase Price Allocation and neither Purchaser nor Seller shall agree to any proposed adjustment to the Purchase Price Allocation by any Taxing authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent the Purchaser or the Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Purchase Price Allocation, and neither the Purchaser nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Purchase Price Allocation.

3.5 Required Withholding of Taxes. If either the Purchaser or the Seller is required to withhold for Tax purposes any amount from a payment made by such paying party to the other party (which, for clarity, is either the Seller or the Purchaser for the purpose of this Section 3.5, as the case may be) pursuant to this Agreement, such paying party shall be entitled to deduct and withhold from such payment under this Agreement such amount as it is required under applicable Law to deduct and withhold for Tax purposes with respect to the making of such payment. To the extent that such amount is so withheld or deducted, such withheld amount shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser that each of the representations and warranties set forth in this Section 4 is true and correct as of the date hereof and as of the Closing Date. Each disclosure set forth in the Seller Disclosure Schedule shall be deemed disclosed for purposes of, and shall qualify and be treated as an exception to, any section of this Agreement to the extent disclosure in one specific section of the Seller Disclosure Schedule is specifically referred to in another specific section of the Seller Disclosure Schedule or indicated by appropriate cross-reference or where it would be reasonably apparent on its face that a reference in one specific section in the Seller Disclosure Schedule also relates to another specific section of the Seller Disclosure Schedule.

4.1 Organization and Standing. The Seller is duly organized and validly existing under the Laws of the Republic of Korea, has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted, is duly qualified to do business and, to the extent such jurisdiction has a concept of good standing, is in good standing as a foreign entity in each jurisdiction where the nature of its activities makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.2 Authority; Binding Nature of Agreement. The Seller has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Seller. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution, delivery or performance by the Seller of this Agreement or any other Transaction Document to which it is a party, nor the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party, will, with or without the giving of notice or the lapse of time or both, (a) conflict with or result in a violation of any of the provisions of the Seller Constituent Documents, (b) conflict with or result in a violation of any Law or Order to which the Seller or any of the Transferred Assets is subject, (c) result in the imposition or creation of any Encumbrance (other than any Permitted Encumbrance) upon any Transferred Asset, or (d) conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Transferred Permit held by the Seller, except for such conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification which would not be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby, except as set forth on Section 4.4 of the Seller Disclosure Schedule.

4.5 Absence of Changes. Since January 1, 2012, no Seller Material Adverse Effect has occurred, and no event, occurrence or circumstance has arisen that would be reasonably expected to have a Seller Material Adverse Effect. Since January 1, 2012, the Seller has conducted the Business in the ordinary course of business. Since January 1, 2012, the Seller has not taken any action that if taken after the date of this Agreement, would require the Purchaser’s consent under Section 6.2.

4.6 Assets. The Seller has and shall convey to the Purchaser, at the Closing, possession of, and good, valid and marketable title to, all of the Transferred Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

4.7 Compliance with Law. Since January 1, 2010:

(a) the Seller has conducted the Business in compliance in all materials respects with Laws as they apply to the Business;

(b) the Seller has not received any written notice or other written communication from any Governmental Authority specifically relating to the Business regarding any actual or alleged violation in any material respect of, or failure to comply in any material respect with, any Law relating to the Business;

(c) the Seller has at all times been, and is currently, in compliance in all material respects with all applicable Anti-Corruption and Anti-Bribery Laws with respect to the Business; and

(d) the Seller has at all times conducted, in all material respects, the Seller’s export and import transactions in accordance with all applicable Export and Import Control Laws with respect to the Business.

4.8 Permits and Approvals. Section 4.8(a) of the Seller Disclosure Schedule identifies all Permits necessary for the operation of the Business as of the date hereof. Section 4.8(b) of the Seller Disclosure Schedule identifies all of the Transferred Permits, each of which is valid and in full force and effect. The Seller is in compliance in all material respects with the terms and requirements of the respective Transferred Permits. No revocation, withdrawal, suspension, cancellation or termination by any Governmental Authority of any Transferred Permit is pending or, to the Knowledge of the Seller, has been threatened in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law. All applications required to have been filed for the renewal of any Transferred Permit have been duly filed on a timely basis with the relevant Governmental Authority.

4.9 Intellectual Property.

(a) Section 4.9(a) (i) of the Seller Disclosure Schedule is a complete and accurate list of Software embodied in any Business Product or distributed by the Seller or otherwise made available by the Seller to customers of Business Products, or otherwise necessary to use, support or maintain the Business Products. Section 4.9(a)(ii) is a complete and accurate list of all third party components, whether hardware, or Software, that are incorporated in or provided by the Seller with the Business Products, or that are otherwise necessary for the design of the Business Products.

(b) Section 4.9(b) of the Seller Disclosure Schedule is a complete and accurate list of (i) each item of Transferred Registered IP, and (ii) the jurisdiction in which such item of Transferred Registered IP has been registered or filed and the applicable application, registration or serial number.

(c) To the Knowledge of the Seller, no Person is currently infringing, misappropriating, or otherwise violating any of the Transferred IP.

(d) With respect to each item of the Transferred Technology and Transferred IP, the Seller is the owner of the entire right, title and interest in and to such Technology and Intellectual Property free and clear of Encumbrances, and, following the Closing, the Purchaser will be owner thereof. Except as set forth on Section 4.9(d) of the Seller Disclosure Schedule, the Seller has the right to license the Seller Licensed IP to the Purchaser under the scope set forth in the Product License Agreement. No current or former shareholder, officer, director, or employee of the Seller has any claim, right (whether or not currently exercisable), or ownership interest in any Transferred IP or Transferred Technology.

(e) Except as set forth on Section 4.9(e) of the Seller Disclosure Schedule, after the Closing the Purchaser shall have rights to use or license under all Technology and Intellectual Property of the Seller that are used in or necessary for the design, development, maintenance or support (but not manufacture) of all Business Products that were, on or before the Closing Date, developed manufactured, sold or supported by the Seller.

(f) To the Knowledge of the Seller, the registered Transferred Patents and the registered Copyrights which are part of the Transferred Other IP are valid and enforceable and have not been adjudged invalid or unenforceable. The Seller has made all filings and payments and taken all other actions required to be made or taken to maintain each item of Transferred Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws. No interference, opposition, reissue, reexamination, or other Legal Proceeding is or has been pending or, to the Knowledge of the Seller, threatened, in which the ownership, scope, validity, or enforceability of any Transferred IP or Transferred Technology is being, has been, or could reasonably be expected to be contested or challenged. Each item of Transferred Registered IP is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Transferred Registered IP in full force and effect have been made by the applicable deadline. The Seller has not received any notice or claims (in writing or otherwise) challenging the Seller’s ownership of any Transferred IP or Transferred Technology or the validity or enforceability of any Transferred IP or Transferred Technology, or the Seller’s right to license the Seller Licensed IP to the Purchaser under the scope set forth in the Product License Agreement.

(g) Except as set forth on Section 4.9(g) of the Seller Disclosure Schedule, to the Knowledge of the Seller, the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party and the Business Products do not infringe, misappropriate or otherwise violate the Intellectual Property of any third party. Except as set forth on Section 4.9(g) of the Seller Disclosure Schedule, no Legal Proceeding has been asserted, is pending, or to Knowledge of the Seller, is threatened, against the Seller alleging that the operation of the Business, or any Business Product, infringes or misappropriates the Intellectual Property of any third party, and to the Knowledge of the Seller, no claim of such infringement, misappropriation or other violation of any Intellectual Property of any third party has been asserted, is pending, or is threatened against any third party which is entitled to be indemnified, defended, held harmless, or reimbursed by the Seller for such infringement, misappropriation or violation.

(h) Section 4.9(h) of the Seller Disclosure Schedule lists all agreements, contracts and licenses, excluding any corporate level cross licenses, pursuant to which any third party has licensed or granted any rights to the Seller of Intellectual Property or Technology that is practiced by, incorporated in, distributed with, or otherwise used in the design, and development of any Business Product and that is otherwise material to the operation of the Business, other than licenses to generally available Software licensed on standard industry terms unless such Software is incorporated in the Business Products. Section 4.9(h) of the Seller Disclosure Schedule lists all agreements, contracts and licenses, excluding any corporate level cross licenses, pursuant to which the Seller has any obligation to compensate or account to any third Person with respect to the incorporation of any third Person’s Technology or Intellectual Property into the Transferred Technology or the Transferred IP. No Person who has licensed Technology or Intellectual Property to the Seller relating to the Business Products has exclusive rights to improvements made by the Seller in such Technology or Intellectual Property.

(i) No source code for any Software component of a Business Product has been delivered, licensed, or made available to any escrow agent. The Seller does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Software component of a Business Product to any escrow agent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Software component of a Business Product to any escrow agent.

(j) To the knowledge of the Seller, no Software component of a Business Product is subject to any “copyleft” or similar obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Business Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Business Product, or (B) the granting to licensees of the right to make derivative works or other modifications to such Business Products or portions thereof or otherwise imposes any similar limitation, restriction, or condition on the right or ability of the Seller to use, distribute or charge for any Business Product.

(k) The Business is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Transferred IP or Transferred Technology or the making, importing or selling of any Business Product.

(l) Except for those corporate level cross licenses to which the Seller is a party and which the Seller has disclosed to the Purchaser the other parties thereto, the Seller has not entered into any written Contract granting to any third party any right or license to any Transferred IP or Transferred Technology (“Out-Licenses”).

(m) The Seller has taken reasonable and customary steps to safeguard, maintain the confidentiality of, and otherwise protect its rights in all proprietary information comprising Transferred IP or Transferred Technology.

(n) No Governmental Authority has any right to claim any right, title or interest in or to any Transferred IP or Transferred Technology, and no funding of any Governmental Authority has been used, directly or indirectly, to develop or create, in whole or in part, any Transferred IP or Transferred Technology.

(o) The Seller is not, nor has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any third party any license or right to any Transferred IP or Transferred Technology.

4.10 Contracts. To the knowledge of the Seller, Section 4.10(a) of the Seller Disclosure Schedules lists the title of the Contracts substantially related to the Business or the Transferred Assets as of the date of this Agreement (the “Business Contracts”). Section 4.10(b) of the Seller Disclosure Schedule lists all of the Transferred Contracts. The Seller has made available to the Purchase true and correct copies of each Transferred Contract (including any amendments or supplements thereto). All of the Transferred Contracts are valid, binding and currently in full force and effect in accordance with their respective terms. Neither the Purchaser nor any of its Affiliates, nor any other party to any Transferred Contract, have given written notice of termination or non-renewal of any Transferred Contract. Neither the Seller nor any of its Affiliates that are party to any Transferred Contract, is in breach, violation or default in any material respect under any of the Transferred Contracts, and, to the Knowledge of the Seller, no event has occurred, through the passage of time or the giving of notice, or both, would constitute a material breach or violation by the Seller or give rise to a right of termination, cancellation or modification by another party under any of the Transferred Contracts. To the Knowledge of the Seller, no other Person is in breach, violation or default in any material respects under any of the Transferred Contracts. The Seller has not received any written notice or other written communication regarding any actual or possible material violation or material breach of, or material default on the part of the Seller under, any Transferred Contract. The Seller has not knowingly waived any of its rights under any Transferred Contract.

4.11 Product Liability; Warranty Policy. Section 4.11 of the Seller Disclosure Schedule sets forth the Seller’s standard warranty policy as of the date hereof. All Business Products manufactured, designed, licensed, leased, rented or sold by the Seller before Closing (A) are and were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects. No product liability is pending or, to the Knowledge of the Seller, threatened in writing by any Person, against the Seller relating to any Business Product. There has not been, nor is there under consideration by the Seller, any Business Product recall or post-sale warning conducted by or on behalf of the Seller concerning any Business Product.

4.12 Legal Proceedings.

(a) Except as set forth on Section 4.12 of the Seller Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Seller, there is no threatened Legal Proceeding against the Seller:

(i) that involves the Business or any of the Transferred Assets; or

(ii) that involves the Business or any of the Transferred Assets which challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b) There is no material decree, order, judgment, injunction, temporary restraining order or other order in any Legal Proceeding to which the Business or any Transferred Asset is subject.

4.13 Tax Matters.

(a) There are no liens on any of the Transferred Assets with respect to Taxes.

(b) Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller) all Tax Returns that were required to be filed by it with respect to the Business or the Transferred Assets. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Business or Transferred Assets. No claim has ever been made by an authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(c) There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for Taxes of Seller relating to the Business or the Transferred Assets. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Business or the Transferred Assets.

(d) No Transferred Asset (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

(e) None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code or otherwise.

4.14 Business Revenues. The Seller has prepared and delivered to the Purchaser certain revenue information relating to the Business for the thirty-six (36) month period prior to December 31, 2012 (the “Revenue Information”), which revenue information is attached hereto as Section 4.14 of the Seller Disclosure Schedule. The Revenue Information fairly presents, in all material respects, the revenues of the Seller from the sale of the Business Products for the periods indicated therein. The Revenue Information was prepared in good faith by the Seller and is based on the financial books and records of the Seller and all such revenues arose from bona fide sales transactions in the ordinary course of business.

4.15 Inventory. Section 4.15 of the Seller Disclosure Schedule contains a true, accurate and complete list of all Inventory in existence as of the date hereof. All Inventory included on Section 4.15 of the Seller Disclosure Schedule is in saleable condition in the ordinary course of business and such Inventory has been manufactured in accordance with the Seller’s standard manufacturing procedures and is free from material defects in construction and design. At the time of Closing, all of the Transferred Inventory will be in saleable condition in the ordinary course of business and such Transferred Inventory will have been manufactured in accordance with the Seller’s standard manufacturing procedures and are free from material defects in construction and design.

4.16 Customer, Suppliers and Distributors. Since January 1, 2013 , no customer, supplier, distributor of the Business Product has ceased or materially altered its relationship with the Seller or any Affiliate of the Seller or, to the Knowledge of the Seller, has threatened to cease or materially alter such relationship.

4.17 Affiliate Transactions. No Affiliate of the Seller has any interest in any Transferred Contract or Transferred Assets.

4.18 Finder’s Fee. No broker, finder or investment banker engaged by the Seller or any of its Representatives is entitled to any brokerage, finder’s or other fee or commission payable in connection with the transactions contemplated hereby for which the Purchaser is or would be liable.

4.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4 and in any other Transaction Document, the Seller is not making or granting any representation or warranty or any other statement whether express or implied and the Seller hereby disclaims any other representation or warranty or any other statement, whether made by the Seller or any Affiliate of the Seller or any of their respective Representatives with respect to the Business, the Transferred Assets, the Assumed Liabilities, the execution of this Agreement or the other Transaction Documents or the transactions contemplated hereunder and thereunder.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that each of the representations and warranties set forth in this Section 5 is true and correct as of the date hereof and as of the Closing Date.

5.1 Organization and Standing. The Purchaser is a corporation duly incorporated and validly existing under the Laws of the Cayman Islands, has all corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted, and is duly qualified to do business and, to the extent such jurisdiction has a concept of good standing, is in good standing as a foreign entity in each jurisdiction where the nature of its activities makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, any material adverse effect on the business, assets, properties, financial condition or operations of the Purchaser.

5.2 Authority; Binding Nature of Agreement. The Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Purchaser. Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3 Governmental Consents. Other than a filing with, and the approval by, the Republic of Korea, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby, except for such consent, approval, order, authorization, registration, declaration, filing or notice which if not obtained or made would not challenge or have the effect of preventing, materially delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

5.4 No Conflict. Neither the execution, delivery or performance by the Purchaser of this Agreement or any other Transaction Document to which it is a party, nor the consummation of transactions contemplated by this Agreement or any other Transaction Document to which it is a party, will, with or without the giving of notice or the lapse of time or both, (a) conflict with or result in a violation of any of the provisions of the Purchaser Constituent Documents, (b) conflict with or result in a violation of any Law or Order to which the Purchaser or any of the assets owned, used or controlled by the Purchaser is subject, except for such conflict or violation which would not challenge or have the effect of preventing, materially delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement, or (c) conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser, except for such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification which would not challenge or have the effect of preventing, materially delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

5.5 Legal Proceedings.

(a) There is no pending Legal Proceeding, and to the Knowledge of the Purchaser, there is no threatened Legal Proceeding against the Purchaser, which would challenge or have the effect of preventing, materially delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b) There is no decree, order, judgment, injunction, temporary restraining order or other order in any Legal Proceeding to which the Purchaser is subject except as would not challenge or have the effect of preventing, materially delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

5.6 Finder’s Fee. No broker, finder or investment banker has been engaged by the Purchaser or its Representatives that is entitled to any brokerage, finder’s or other fee or commission payable in connection with the transactions contemplated hereby for which the Seller is or would be liable.

SECTION 6

CERTAIN COVENANTS AND AGREEMENTS

6.1 Access and Information. During the period from the date hereof through the earlier of (x) the Closing Date and (y) the termination of this Agreement (the “Pre-Closing Period”), upon reasonable prior written notice, the Seller shall provide the Purchaser and the Purchaser’s Representatives reasonable information , during normal business hours, relating to properties and assets and to the Seller’s books, records, work papers, financial data and other documents and information in all cases exclusively relating to the Business, as the Purchaser may reasonably request in writing, subject to any restrictions under applicable Law.

6.2 Operation of the Seller’s Business. During the Pre-Closing Period, except as otherwise permitted or required by this Agreement or approved in writing by the Purchaser, the Seller shall:

(a) conduct the Business (i) in the ordinary course of business and (ii) in compliance with (x) all Laws and Permits applicable to the Business and (y) the requirements of all Transferred Contracts;

(b) use commercially reasonable efforts to preserve its relationships with its creditors, customers, licensees, lessees, employees, suppliers, distributors and other parties providing services or products to the Business;

(c) continue to prosecute any applications for patent or other intellectual property rights and pay any maintenance or similar fees necessary to maintain the intellectual property rights exclusively relating to the Business;

(d) perform all of the Seller’s obligations under the Transferred Contracts in accordance with the terms thereof;

(e) refrain from making, changing or revoking any Tax election; refrain from changing an annual accounting period; refrain from adopting or changing any accounting method with respect to Taxes; refrain from filing any amended Tax Return; refrain from entering into any closing agreement, settling or compromising any Tax claim or assessment; and refrain from consenting to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent taking such action would adversely affect the Transferred Assets or the Business in a Post-Closing Tax Period;

(f) pay and discharge all Liabilities related to the Transferred Assets as they become due and payable in the ordinary course of business, subject to the Seller’s ability to pursue in good faith any bona fide disputes;

(g) not adopt any change in the Seller Constituent Documents that could delay the Closing or otherwise have an adverse effect on the Business or the Transferred Assets;

(h) not sell, lease, license, transfer, abandon, pledge, encumber, fail to maintain or otherwise dispose of any Transferred Assets, other than the sale of Inventory in the ordinary course of business consistent with past practice;

(i) not (i) exclusively license, assign or transfer any Seller Licensed IP used or held for use in connection with, or otherwise related to, the Business, to any Person (including any current or former employee or consultant of Seller or any contractor or commercial partner of Seller); (ii) dispose of, abandon, or permit to lapse any rights in or to any Transferred IP or Transferred Technology; and (iii) transfer or license to any Person any rights to any third party Intellectual Property that are necessary for the conduct of the Business;

(j) not grant any allowances or discounts on the Business Products outside the ordinary course of business or sell Inventory in excess of reasonably anticipated consumption for the near term;

(k) not manufacture any Inventory in amounts outside the ordinary course of business consistent with past practice;

(l) not fail to keep current and in full force and effect or renew any of the Permits related to the Business;

(m) not amend, modify, cancel or terminate any Transferred Contract;

(n) not waive, release, assign or modify any material benefit or claim under any Transferred Contract;

(o) comply in all material respects with all Laws applicable to the Business and, promptly following receipt thereof, give to the Purchaser copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws; and

(p) not take any actions that could reasonably be expected to delay the Closing or otherwise have an adverse effect on the Business or the Transferred Assets.

6.3 Public Announcements. No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the Seller (in the case of origination by the Purchaser) or the Purchaser (in the case of origination by the Seller), whether named in such publicity, news release or other public announcement or not, and the parties hereto shall cooperate as to the timing and contents of any press release or public announcement. Notwithstanding the foregoing, where a public announcement is required by applicable Law, the party issuing such announcement shall be required to consult with the other party, whether named in such announcement or not, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof. If any party, based on the advice of its counsel, determines that this Agreement, any other Transaction Document or any of the other documents executed in connection herewith, must be filed with the SEC, then such party, prior to making any such filing, shall provide the Seller or the Purchaser, as applicable, and its counsel with a redacted version of this Agreement, such other Transaction Document or any other related documents which it intends to file and will give due consideration to any comments provided by the Seller or the Purchaser, as applicable, or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by the Seller or the Purchaser, as applicable, or its counsel.

6.4 Confidentiality. The Mutual Confidentiality Agreement dated as of January 21, 2013, Seller document number SLSI-201301ND044 (the “Nondisclosure Agreement”), by and between the Purchaser and the Seller, shall continue in full force and effect and shall govern any proprietary, secret or confidential information provided by either party during and in connection with the negotiation, execution and performance of its obligations of this Agreement and the other Transaction Documents and, subject to Section 6.4 hereof, the terms and existence of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

6.5 Commercially Reasonable Efforts; Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the conditions to Closing set forth in Section 7 to be satisfied, and to cause the transactions contemplated hereunder to be effected, as soon as practicable, but in any event on or prior to the Termination Date, in accordance with the terms hereof and shall reasonably cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each party hereto shall promptly and timely make its filings and submissions and shall use its commercially reasonable efforts to obtain any required approval of any Governmental Authority with jurisdiction over the Transferred Assets or the transactions contemplated by this Agreement and the other Transaction Documents. Each of the parties hereto shall furnish to each other party all information required for any application or other filing to be made by such other party pursuant to any applicable Law in connection with the transactions contemplated hereby.

(b) Each party hereto shall promptly notify the other party of (and provide written copies of) any communications from or with any Governmental Authority in connection with the transactions contemplated hereby.

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or the other Transaction Documents or seeks damages in connection therewith, the parties hereto shall (i) cooperate and use their respective commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, and (ii) in the event an injunction or other order is issued in any such claim, action, suit, investigation or other proceeding, use their respective commercially reasonable efforts to have such injunction or other order lifted.

(d) Notwithstanding anything in this Agreement to the contrary, the parties agree and acknowledge that the Purchaser shall have the primary responsibility for the transfer of the Transferred Patents to the Purchaser pursuant to this Agreement, with the reasonable cooperation of the Seller.

6.6 Non-Competition.

(a) Except with the prior written consent of the Purchaser, during the period commencing on the Closing Date and ending on the *** anniversary of the Closing Date (the “Restricted Period”), the System LSI Division of the Seller shall not engage in a business or activity anywhere in the world for the purpose of competing with the Standalone Micro Controller Business as conducted by the System LSI Division of the Seller as of the Closing Date (the “Restricted Business”) or otherwise relating to the design, manufacture, marketing, sale and distribution of any Standalone Micro Controller; provided, however, for the avoidance of doubt, that none of the following activities shall constitute competition with the Restricted Business: (i) the fabrication for a customer of any product containing a microcontroller design provided by such customer (it being understood that the System LSI Division of the Seller is not a customer) or otherwise having a ***; (ii) any transaction between the Seller or any of its Affiliates and the Purchaser or any of its Affiliates, including the transactions contemplated by this Agreement and any other Transaction Document; (iii) any acquisition, merger or purchase of assets by the Seller or any of its Affiliates of any other Person who is engaged in the Restricted Business so long as the portion of the other Person’s business related to the Restricted Business does not constitute more than *** of such other Person’s *** for any calendar year prior to such acquisition and (iv) the development or manufacture of any product by or for a division of Seller other than the System LSI Division (“Seller’s Other Division”) that is exclusively used as a component in products of Seller’s Other Division; provided, however, that the System LSI Division of the Seller may not develop any products pursuant to this clause (iv).

(b) The Seller acknowledges and agrees that the remedy at law for any breach or threatened breach of any of the provisions of this Section 6.6 may be inadequate and, accordingly, the Seller covenants and agrees that the Purchaser shall, in addition to any other rights and remedies which the Purchaser may have at law, be entitled to seek equitable relief, including injunctive relief, and to seek the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Seller and the Purchaser agree that the terms of the covenants in this Section 6.6 are reasonable and properly required for the protection of the Purchaser and the goodwill and other intangible assets being acquired by the Purchaser pursuant to this Agreement. If, at any time of enforcement of any of the provisions of this Section 6.6, a court of competent jurisdiction holds that any particular provision or portion of this Section 6.6 are invalid and unenforceable, the Parties agree that this Section 6.6 shall be deemed amended to delete therefrom such provision or portion held to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.6 in the particular jurisdiction in which such adjudication was made.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.7 Non-Solicitation; Non-Interference. During the Restricted Period, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (a) attempt to induce any current employee of the Purchaser (or of any Affiliate of the Purchaser as of the date of Closing) who is directly engaged in the Business to terminate his or her employment with Purchaser (or with such Affiliate of Purchaser), or (b) attempt to interfere with the relationship, insofar as it relates to the Restricted Business, between the Purchaser (or any Affiliate of the Purchaser) and any creditor, licensee, customer, prospective customer, employee or other party; provided that such Affiliates are limited to the existing Affiliates of the Purchaser as of the date of this Agreement; provided, further, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such employee; or (ii) the Seller or a firm soliciting or recruiting any employee who has terminated his or her employment with, or otherwise ceased to be employed by, the Purchaser or any such Affiliate.

6.8 Preservation of Books and Records. Except as provided in Section 6.11 hereof, the parties shall preserve and keep all books and records that they own or control immediately after the Closing relating to the Business, the Transferred Assets or the Assumed Liabilities for a period of five (5) years following the Closing Date or for such longer period as may be required by applicable Law.

6.9 Exclusivity. During the Pre-Closing Period, the Seller shall not, and shall ensure that no Affiliate of the Seller or any of their respective Representatives shall, directly or indirectly: (i) discuss, solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to the acquisition, directly or indirectly, of the all or any portion of the Business; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than the Purchaser) relating to or in connection with any possible acquisition of the all or any portion of the Business; or (iii) encourage or accept any proposal or offer from any Person (other than the Purchaser) relating to any possible acquisition of the all or any portion of the Business. The Seller shall promptly (and in any event within 24 hours of receipt thereof) notify the Purchaser in writing of any inquiry, proposal or offer relating to any possible the acquisition of the all or any portion of the Business (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by the Seller or any Affiliate of the Seller. The Seller shall, and shall ensure that each Affiliate of the Seller and any of their respective Representatives, immediately cease any discussions with any Person regarding any possible acquisition whether directly or indirectly, of the all or any portion of the Business, and to the extent possible, the Seller shall seek the return or destruction of all information of the Business shared with any Person in connection with a possible acquisition of the all or any portion of the Business.

6.10 Financial Statements. Prior to the Closing, the Seller shall prepare and cause PwC to audit (including the delivery of an unqualified opinion) the balance sheet and statement of operations, cash flow and stockholders’ equity of the Business as of and for the twelve (12) month periods ending December 31, 2012, December 31, 2011 and December 31, 2010 (the “Audited Financial Statements”). Within fifteen (15) days after the Closing, the Seller shall prepare and cause PwC to review financial statements for the Business for the periods between January 1, 2013 to the Closing Date (the “Stub Financial Statements”). In addition, following the Closing, if required for the preparation of pro-forma financial statements that the Purchaser is required to file with the SEC for any purpose, the Seller shall, and shall cause its Representatives to, provide commercially reasonable assistance to the Purchaser in connection with the Purchaser’s preparation of financial statements for the Business for the applicable period(s) so that the Purchaser may file such pro-forma financial statements as necessary. All such financial statements shall be prepared in accordance with U.S. GAAP and Regulation S-X of the SEC and in a manner reasonably satisfactory to the Purchaser’s independent auditor. The Purchaser shall bear all costs and expenses with respect to PwC and other audit related third party expenses with respect to the audit and preparation of the Audited Financial Statements. Prior to and after the Closing, the Seller shall request, and take all reasonable steps necessary to cause, PwC to deliver the Audited Financial Statements within the time period specified in this Agreement and to encourage PwC to cooperate with the Purchaser and provide all necessary consents required by the SEC and with its preparation of any other financial statements or other reports required by applicable Law.

6.11 Tax Matters.

(a) The Purchaser and the Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Purchaser or the Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Purchaser and the Seller shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least five (5) years following the Closing Date. The Purchaser and the Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Transferred Assets or the Purchase Price Allocation.

(b) To the extent not otherwise provided in this Agreement, the Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Transferred Assets attributable to the Pre-Closing Tax Period, and the Purchaser shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Transferred Assets attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Transferred Assets for the Straddle Period shall be apportioned between the Purchaser and the Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. The Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, the Purchaser or the Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.11(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that the Purchaser or the Seller makes any payment for which it is entitled to reimbursement under this Section 6.11(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) The Seller shall promptly notify the Purchaser in writing upon receipt by the Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Seller that reasonably may be expected to relate to or give rise to a Lien on the Transferred Assets or the Business. Each of the Purchaser and the Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation.

(d) The Seller shall use its reasonable best efforts to provide the Purchaser, at the Closing, a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price.

SECTION 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to effect the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions.

(a) No Injunctions; Illegality; Proceedings. At the Closing Date, there shall be no Order or other legal restraint or prohibition of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby. There shall not be any action taken, or any statute, rule or regulation enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, by any Governmental Authority which makes the consummation of such transactions illegal. There shall be no Proceeding pending against the Purchaser, the Seller or any of their respective Affiliates by any Governmental Authority (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the transactions contemplated hereby, (ii) that would result in the transactions contemplated hereby being rescinded following consummation, (iii) seeking material damages in connection with the transactions contemplated hereby; or (iv) seeking to prohibit or limit the exercise by the Purchaser or its Affiliates of any material right pertaining to its ownership of the Transferred Assets.

(b) Governmental Consents. All material Consents, approvals and authorizations of any Governmental Authority required to be made or obtained by the Seller or the Purchaser or any of their respective affiliates to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated hereby are subject to the satisfaction (unless waived in writing by the Purchaser), at or prior to the Closing Date, of each of the following conditions.

(a) Representations and Warranties. Each of the representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date hereof and (except to the extent such representations and warranties speak as of any earlier date) as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of the Seller. The Seller shall have performed or complied, in all material respects, with all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Assignment and Conveyance Instruments. The Seller shall have executed and delivered to the Purchaser such bills of sale and asset assignment instruments, in forms mutually agreed by the Seller and the Purchaser, reasonably deemed necessary to sell, convey, assign, transfer and deliver the Transferred Assets to the Purchaser in accordance with the terms of this Agreement, together with such other assignment and conveyance instruments required under Section 2.5 hereof.

(d) Foundry Services Agreements. The Purchaser shall have received the Foundry Services Agreement duly executed and delivered by the Seller.

(e) Transition Services Agreement. The Purchaser shall have received the Transition Services Agreement duly executed and delivered by the Seller.

(f) Product License Agreement. The Purchaser shall have received the Product License Agreement duly executed and delivered by the Seller.

(g) Seller Material Adverse Effect. Since the date of this Agreement, there shall not have been any Seller Material Adverse Effect.

(h) Other Consents. All Consents identified in Schedule 7.1(h) shall have been obtained and shall be in full force and effect.

(i) Audited Financial Statements. The Purchaser shall have received the Audited Financial Statements at least three (3) Business Days prior to the Closing Date and the Purchaser shall be satisfied in its sole discretion with the results set forth in the Audited Financial Statements; provided, however, that if Seller provides to the Purchaser, prior to the date of this Agreement, a preliminary non-audited draft of the Audited Financial Statements, the condition to closing under this Section 7.2(i) shall be deemed to have been met and the Seller shall use its best efforts to cooperate with the Purchaser to ensure that the Audited Financial Statements are delivered no later than June 7, 2013.

(j) Third-Party Licenses. Purchaser shall have obtained licenses in form and substance reasonably satisfactory to the Purchaser from all third parties necessary to permit it to use the Intellectual Property owned by such third parties incorporated into the Business Products and from all third parties that own development or emulation tools used in connection with the Business Products.

(k) Side Letters. The Purchaser shall have received fully executed side letters in the form attached as Exhibit D-1 and Exhibit D-2 and such side letters shall be in full force and effect.

(l) Other Documents. The Purchaser shall have received such other documents and instruments as counsel for the Purchaser and the Seller mutually agree to be reasonably necessary to consummate the transactions contemplated hereby.

7.3 Conditions to the Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction (unless waived in writing by the Seller), at or prior to the Closing Date, of each of the following conditions.

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date hereof and (except to the extent such representations and warranties speak as of any earlier date) as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied, in all material respects, with all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Closing Payment. The Seller shall have received the full amount of the Closing Payment by wire transfer of immediately available funds.

(d) Assumption Instruments. The Purchaser shall have executed and delivered to the Purchaser such instruments of assumption, in forms mutually agreed by the Seller and the Purchaser, reasonably deemed necessary to assume the Assumed Liabilities in accordance with the terms of this Agreement, together with such other assignment and conveyance instruments required under Section 2.5 hereof.

(e) Foundry Services Agreements. The Seller shall have received the Foundry Services Agreement duly executed and delivered by the Purchaser.

(f) Transition Services Agreement. The Seller shall have received the Transition Services Agreement duly executed and delivered by the Purchaser.

(g) Product License Agreement. The Seller shall have received the Product License Agreement duly executed and delivered by the Purchaser.

(h) Other Documents. The Seller shall have received such other documents and instruments as counsel for the Purchaser and the Seller mutually agree to be reasonably necessary to consummate the transactions contemplated hereby.

SECTION 8

CLOSING

8.1 Closing. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 9 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP at 140 Scott Drive, Menlo Park, CA 94025 (i) on May 31, 2013, if satisfaction or waiver of the conditions set forth in Section 7 hereof shall have occurred prior to such date (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions); (ii) after May 31, 2013, the date no later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Section 7 hereof (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions); or (iii) at such other time or date as agreed to in writing by the parties hereto. The date of the Closing shall be referred to as the “Closing Date”.

SECTION 9

TERMINATION

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by either the Seller or the Purchaser, upon written notice to the other party, in the event the transactions contemplated hereby shall not have been consummated before the 31st of December, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of such consummation to occur on or before the Termination Date;

(c) by either the Seller or the Purchaser, upon written notice to the other party, if any Governmental Authority shall have issued an Order or taken any other action (which the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 6.5 hereof) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable;

(d) by the Purchaser, upon written notice to the Seller, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement, which breach would, individually or in the aggregate together with all such other than uncured breaches by the Seller, constitute grounds for the conditions set forth in Section 7.2(a) or (b) not to be satisfied at the Closing Date and such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Purchaser has provided to the Seller written notice of such breach and (B) three (3) Business Days prior to the Termination Date; or

(e) by the Seller, upon written notice provided to the Purchaser, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Agreement which breach would, individually or in the aggregate together with all such other than uncured breaches by the Purchaser, constitute grounds for the conditions set forth in Section 7.3(a) or (b) not to be satisfied at the Closing Date and such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Seller has provided to the Purchaser written notice of such breach and (B) three (3) Business Days prior to the Termination Date.

9.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Purchaser as provided in Section 9.1 hereof, this Agreement shall forthwith become null and void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party except as provided in this Section 9.2, except for Section 6.3, Section 6.4, this Section 9.2 and Section 11 of this Agreement, each of which shall survive termination; provided, however, nothing herein will relieve either Party from liability for (i) breach of any covenant or agreement contained in this Agreement occurring prior to such termination, including the failure to consummate the transactions contemplated hereby, or (ii) acts of fraud by a Party occurring prior to such termination.

SECTION 10

INDEMNIFICATION

10.1 Indemnification Obligations of the Seller. From and after the Closing and during the applicable survival periods, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty of the Seller set forth in this Agreement (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein for purposes of determining whether there is a breach and the amount of Losses resulting from, arising out of or relating to such breach) or any certificate executed by the Seller for the benefit of the Purchaser delivered in connection herewith;

(b) any breach by the Seller of any covenant, agreement, obligation or undertaking of the Seller set forth in this Agreement; and

(c) the Excluded Liabilities or the Excluded Assets.

The Losses of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.

10.2 Indemnification Obligations of the Purchaser. From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in this Agreement or any certificate executed by the Purchaser for the benefit of the Seller delivered in connection herewith;

(b) any breach by the Purchaser of any covenant, agreement, obligation or undertaking of the Purchaser in this Agreement; and

(c) the Assumed Liabilities or the Transferred Assets to the extent arising after the Closing.

The Losses of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

10.3 Indemnification Procedure.

(a) Promptly and in any event within twenty (20) days after an Indemnified Party obtains knowledge of any actual or possible complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding by a third party (including any Governmental Authority) with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Section 10 (the “Indemnifying Party”), stating the nature and basis and the estimated dollar amount of such Third-Party Claim, to the extent known and based upon information then possessed by the Indemnified Party; provided, however, that the delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such delay or failure to so notify the Indemnifying Party materially prejudices the Indemnifying Party. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days after receipt of the written notice from the Indemnified Party, to assume the defense of such Third-Party Claim; provided that the assumption of the defense of any Third-Party Claim shall constitute an admission of responsibility to indemnify the Indemnified Party with respect to all Purchaser Losses or Sellers Losses, as applicable, related to such Third-Party Claim. Notwithstanding the foregoing, if (i) the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim within such twenty (20) day period, (ii) the Indemnifying Party fails to prosecute actively and diligently settle such Third-Party Claim, (iii) the Indemnified Person, based on the advice of counsel, determines in good faith that there is a reasonable probability that such Third-Party Claim may adversely affect the Indemnified Party or any of its Affiliates, or that there is a conflict of interest that would prevent the Indemnifying Party from fully and adequately representing the Indemnified Party’s interests with respect to such Third-Party Claim, (iv) the Third-Party Claim involves any violation of criminal Laws, or (v) the Third-Party Claim involves a significant supplier, distributor or customer of the Business, then in each case, the Indemnified Party shall have the right, but not the obligation, to defend such Third-Party Claim in such manner as the Indemnified Party reasonably deems appropriate and any Purchaser Losses or any Seller Losses, as the case may be, shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other party reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No settlement or compromise of any Third-Party Claim, including the consent to the entry of any judgment, to which the Indemnifying Party has not consented shall act as a waiver or limitation of, or have any other effect on, any defenses, counterclaims, rights, remedies or obligations of the Indemnifying Party as to whether such Indemnifying Party has any obligation to indemnify any Indemnified Party in respect of such Third-Party Claim or as to the amount of any indemnifiable Losses. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, delayed or conditioned, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party from all Liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party, (iii) could adversely impact the Taxes or Tax position of any Indemnified Party in any Post-Closing Tax Period, and (iv) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates.

(c) In the event an Indemnified Party has a claim against any Indemnifying Party pursuant to this Section 10 with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of the Direct Claim to the Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify in reasonably detail the legal basis for such Direct Claim and the underlying facts and estimated dollar amount of such Direct Claim based on the information in the possession of the Indemnified Party at the time of such Notice of Claim. For the avoidance of doubt, the parties agree and understand that any Notice of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period applicable to such representation or warranty under Section 10.4 hereof. If the Indemnifying Party disputes the liability asserted under such Direct Claim, the Indemnifying Party shall send a notice of such dispute (an “Objection Notice”) to the Indemnified Party within thirty (30) days following receipt by the Indemnifying Party of the Notice of Claim. In the event the Indemnifying Party disputes its liability with respect to such Direct Claim as provided above, such Indemnified Party and the Indemnifying Party shall, as promptly as possible, establish the merits and amount of such Direct Claim by mutual agreement, litigation, arbitration or otherwise, and, within ten (10) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

10.4 Survival. The representations and warranties of the parties contained in this Agreement or any certificate delivered in connection herewith shall survive the Closing and remain in full force and effect until the second anniversary of the Closing; provided, however, that (i) the representations and warranties of the Seller set forth in Section 4.9 (Intellectual Property) shall survive the Closing and remain in full force and effect until the third anniversary of the Closing; and (ii) the representations and warranties of the Seller set forth in Section 4.1 (Organization and Standing), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4

(No Conflicts), Section 4.6 (Assets) and Section 4.13 (Tax Matters) (collectively, the “Seller Fundamental Representations”) and the representations and warranties of the Purchaser set forth in Section 5.1 (Organization and Standing), Section 5.2 (Authority; Binding Nature of Agreement) and Section 5.5 (No Conflicts) shall survive the Closing and remain in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations. All obligations of the parties under the covenants and agreements contained in this Agreement or any certificate delivered in connection herewith shall survive (x) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party entitled to such performance, or (y) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, in the event that, at any time prior to expiration of the applicable survival period, a party delivers to the other a notice of claim pursuant to this Section 10, the claim asserted in such notice shall survive the expiration of the applicable survival period until such time as such claim is fully and finally resolved.

10.5 Limitation of Liability. Notwithstanding anything to the contrary set forth in this Agreement or any certificate delivered in connection herewith, the Purchaser Indemnified Parties shall not be entitled to:

(a) indemnification for any claim pursuant to Section 10.1(a) hereof unless the total amount of all Purchaser Losses for which, but for this Section 10.5(a), the Purchaser Indemnified Parties have a right to indemnification pursuant to Section 10.1(a) hereof exceeds Five Hundred Thousand Dollars (US$500,000) (the “Threshold”), in the aggregate, and then all Purchaser Losses in excess of the Threshold shall be indemnifiable;

and

(b) (b) a right to indemnification for Losses pursuant to Section 10.1(a) hereof in excess of Two Million Five Hundred Thousand Dollars (US$2,500,000), in the aggregate (the “Indemnification Cap”).

10.6 The representations, warranties and covenants of the Seller, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnified Parties or any of their Representatives. For the avoidance of doubt, the Threshold and Indemnification Cap shall not apply to indemnification for any claim pursuant to Section 10.1(b) or Section 10.1(c).

10.7 Exclusive Remedy. Except in the case of fraud, willful breach or intentional misrepresentation by the Indemnifying Party, from and after the Closing, the indemnification obligations provided in this Section 10 shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or any certificate executed pursuant hereto. Notwithstanding the foregoing, nothing herein shall limit the ability of the parties hereto to seek specific performance or other equitable remedies in the case of a Person’s failure to comply with the covenants made by such Person in this Agreement, any other Transaction Document or any certificate executed in connection herewith or therewith. For the avoidance of doubt, the other Transaction Documents are not subject to this Section10 and nothing contained herein shall limit the rights or obligations of the parties pursuant to such other Transaction Documents

10.8 Tax Treatment. All payments made pursuant to Section 6.11 and this Section 10 shall be treated to the extent permitted by applicable Law as adjustments to the Purchase Price for all Tax purposes.

SECTION 11

MISCELLANEOUS

11.1 Enforcement of Agreement. Each of the parties hereto hereby fully acknowledges and unequivocally agrees that such party would be irreparably damaged if any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms and that any breach of this Agreement by the Seller or the Purchaser, as the case may be, would not be adequately compensated by monetary damages alone. Accordingly, to the fullest extent permitted by applicable Law, (i) in addition to any other right or remedy to which the Seller or the Purchaser may be entitled, at law or in equity (subject to Section 10.7 hereof), the Seller or the Purchaser, as the case may be, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement in any action instituted in a court of competent jurisdiction, without the posting of any bond or other undertaking, and (ii) each party hereto hereby irrevocably waives, in any action for specific performance, the defense of adequacy of a remedy at law.

11.2 Further Assurances. From time to time after the Closing and without further consideration, the parties hereto shall, and shall cause their respective affiliates to, execute, acknowledge and deliver such documents and instruments of conveyance, assignment, assumption, transfer and delivery and take or cause to be taken such other actions as the Purchaser or the Seller, as applicable, may reasonably request in order to carry out the purpose and intention of this Agreement and the other Transaction Documents, including to consummate effectively the purchase, sale, conveyance, assignment, assumption, transfer and delivery of the Transferred Assets as contemplated by this Agreement, to vest in the Purchaser title to the Transferred Assets, to document and evidence the Seller’s continuing ownership or control of the Excluded Assets, to evidence the assumption of the Assumed Liabilities by the Purchaser or as otherwise appropriate to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

11.3 Fees and Expenses. Unless otherwise specified herein, each party to this Agreement shall bear and pay all fees, costs and expenses, including legal fees and accounting fees, that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

11.4 Waiver; Amendment. Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of all of the parties hereto.

11.5 Entire Agreement. This Agreement and the agreements, documents, certificates and instruments referred to herein or delivered pursuant hereto, including the other Transaction Documents, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and terminate and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

11.6 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any party may execute this Agreement by facsimile or scanned signature, and the other parties will be entitled to rely on such facsimile or scanned signature as conclusive evidence that this Agreement has been duly executed by such party.

11.7 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of State of New York, USA, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

11.8 Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Singapore. The language of the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) are authorized to include in the award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrator shall deem reasonable. Nothing in this Agreement shall prevent either party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

11.9 Assignment and Successors. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Seller may assign any of its rights and delegate any of its obligations under this Agreement to any of its affiliates; provided, however, the Purchaser may assign in writing any of its rights or obligations under this Agreement or any other Transaction Document to any Affiliate of the Purchaser without the consent of the Seller provided that (i) the Purchaser shall provide written notice of such assignment to the Seller at least ten (10) Business Days prior to such assignment and (ii) no such assignment shall relieve the Purchaser from any liability hereunder but the Purchaser shall remain jointly and severally liable with any such assignee with respect to all of the obligations of the Purchaser hereunder.

11.10 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement (except as expressly set forth in Section 10 hereof), expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

11.11 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party (a) on the date of delivery if delivered by hand or sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, (b) on the first Business Day following the date of dispatch if delivered by an internationally-recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the persons (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties pursuant to this Section 11.11):

if to the Seller, to:

Samsung Electronics Co., Ltd.

SR3 Bldg.

San #24 Nongseo-Dong, Giheung-Gu

Yongin City, Gyeonggi Do, Korea 449-711

Fax no.:

Attention: Strategic Planning Team of Samsung Electronics System LSI Division

if to the Purchaser, to:

IXYS Intl (Cayman) Limited

c/o IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035

Fax no. +1.408.416.0224

Attention: Uzi Sasson

with a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Fax no.: +1.650.463.2600

Attention: Luke Bergstrom

11.12 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) “including” means including without limiting the generality of any description preceding such term;

(vii) “Dollars” and “US$” shall mean United States dollars; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(c) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with the Accounting Principles.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

11.15 Schedules and Exhibits. The Schedules and Exhibits (including the Seller Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

11.16 Parent Guaranty. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted, and is duly qualified to do business and, to the extent such jurisdiction has a concept of good standing, is in good standing as a foreign entity in each jurisdiction where the nature of its activities makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, any material adverse effect on the business, assets, properties, financial condition or operations of Parent. Parent has the corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance by Parent of this Agreement has been duly authorized by all necessary action on the part of Parent. Assuming the due authorization, execution and delivery of this Agreement by the Seller and the Purchaser, this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. No consent, approval, or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent. Parent hereby absolutely, unconditionally and irrevocably guarantees to the Seller, as a guarantor and not merely as a surety, the complete payment in full as and when due and payable by the Purchaser of any and all amounts payable by the Purchaser under Section 3. In the event of the failure of the Purchaser to pay, when due, any amount under Section 3, Parent shall forthwith pay or cause to be performed the same to the Seller.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SELLER:

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Byunghoon Ben Suh
Name:	Byunghoon Ben Suh
Title:	Senior Vice President

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

IXYS INTL (CAYMAN) LIMITED

By:	/s/ Arnold P. Agbayani
Name:	Arnold P. Agbayani
Title:	Director

PARENT:

IXYS CORPORATION

By:	/s/ Nathan Zommer
Name:	Nathan Zommer
Title:	Chairman of the Board & Chief Executive Officer

Exhibit A

FORM OF FOUNDRY SERVICES AGREEMENT

This Foundry Services Agreement (“Agreement”) is entered into on [            ], 2013 (the “Effective Date”) by and between Samsung Electronics Co., Ltd., a company duly incorporated under the laws of the Republic of Korea, acting through its System LSI Division, with principal offices located at San #24, Nonseo-Dong, Giheung-Gu, Yongin-City, Gyeonggi-Do, 449-711 Korea (“Samsung” or “Seller”), and IXYS Intl (Cayman) Limited, a corporation organized under the laws of the Cayman Islands, with a principal place of business at the offices of Intertrust Cayman Islands, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005 Cayman Islands (“IXYS” or “Purchaser”).

RECITALS

WHEREAS, Samsung and IXYS are parties to that certain Asset Purchase Agreement dated on May 24th, 2013 (the “APA,” Samsung document number SLSI-201304IA001) pursuant to which, among other things, IXYS is purchasing or otherwise acquiring rights relating to the Business (as defined in the APA) pursuant to a series of transactions contemplated in the APA (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, the parties have agreed that, commencing on the Effective Date, Samsung will provide certain manufacturing services for the Business Products (as defined in the APA) to IXYS using Samsung’s *** process ***; and

WHEREAS, in connection with the Transaction, IXYS desires Samsung to manufacture and supply Business Products to IXYS as more fully described in an applicable Foundry Project Statement and Samsung desires to provide such manufacturing services to IXYS in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable considerations, the parties hereby agree as follows:

AGREEMENT

1	Definitions

Unless otherwise defined in this Section 1, any capitalized terms used in this Agreement will have the meanings set forth in the APA and shall apply to both their singular and plural forms, as the context may require.

1.1	“Confidential Information” shall mean all business, financial, contractual, marketing and/or other technical or non-technical information, in whatever form, which is disclosed, or to which access is provided under and/or in furtherance of this Agreement, by a party hereto (“Discloser”) to the other party to this Agreement (“Recipient”), which (a) if in writing, is marked as “confidential”, “proprietary” or other similar marking at the time of disclosure, (b) if provided orally, visually or in any other form (except in writing) such as sample products or test boards, is identified as confidential at the time of disclosure and confirmed in writing to Recipient within thirty (30) days of such disclosure, or (c) would reasonably be deemed in the context of its disclosure to be confidential or proprietary.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.2	“IXYS Background IP” shall mean all Intellectual Property in or to any IXYS Deliverables, owned by IXYS and/or its licensors (excluding Samsung).

1.3	“IXYS Business Products” means all products manufactured under the *** process and/or provided by Samsung to IXYS under this Agreement that are IXYS versions of the Business Products and substantially the same as one of the Business Products.

1.4	“IXYS Deliverables” shall mean any information and materials provided to Samsung by IXYS to be utilized by Samsung in the development and/or fabrication of and/or incorporation into the Product hereunder, including, without limitation, software, schematics, netlists, microcode, GDSII data, designs or techniques, including those identified as such in the applicable SOW.

1.5	“Delivery Date” means the scheduled delivery date of Product set forth in the applicable Purchase Order issued by IXYS and accepted by Samsung under this Agreement.

1.6	“Die” means an individual integrated circuit or components of a Product which when completed create an integrated circuit.

1.7	“Engineering Sample” shall mean sample Product(s) in wafer, Die or Package form provided to IXYS for purposes of promotion, evaluation and verification of a revised mask set.

1.8	“Manufacturing Window” means the period of time prior to the Delivery Date which is equal to the Standard Lead Time.

1.9	“Mask and Prototyping Services” shall mean all engineering services provided under this Agreement by Samsung to IXYS as more fully set forth in Section 2 below and in the applicable SOW.

1.10	“Monthly Wafer Limit” shall mean *** wafers per month from the Effective Date until the date four years thereafter.

1.11	“Package” shall mean a encapsulated casing of a Die providing an electronic connecting path to external circuits from the encapsulated Die, when all assembly processes are complete.

1.12	“Product” shall mean an IXYS Business Product, in wafer, Die or Package form, manufactured under this Agreement as more fully set forth in the Foundry Project Statement. Each Product may contain Samsung Deliverables and/or IXYS Deliverables and have a new product name different from that of the Business Product.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.13	“Product Specification” shall mean the specifications for the Product or revision target to the Product set forth in Annex A of each Revision Project Statement, which shall be mutually agreed in writing by the parties prior to the signing of each Revision Project Statement.

1.14	“Revision Project Statement” shall mean a project statement document executed by both parties specific to a particular Product as set forth in Section 2 of this Agreement that will include a description of Mask and Prototyping Services, Product Specification, SOWs, Mask and Prototyping Fees and/or other provisions, as applicable.

1.15	“Foundry Project Statement” shall mean a project statement document executed by both parties that makes reference to this Agreement and that will include a description of Product, SOWs, Product Price, yield assumption and/or other provisions, as applicable.

1.16	“Project Results” shall mean the results and items set forth in the SOW which arise out of the Mask and Prototyping Services performed by Samsung for IXYS hereunder for delivery to IXYS.

1.17	“Samsung Background IP” shall mean all Intellectual Property in or to any Samsung Deliverables, owned by Samsung and/or its licensors (excluding IXYS), including, without limitation, those contained in processes, libraries, cells, design kits, and the technologies and information disclosed to IXYS under this Agreement.

1.18	“Samsung Deliverables” shall mean any information and materials supplied and/or licensed to IXYS by Samsung, to be utilized by IXYS in the development of or otherwise incorporated into the Product hereunder, including, without limitation, relevant documentations, software, schematics, netlists, microcode, designs, processes, libraries, cells, and/or design kits, including those set forth in SOW.

1.19	“Statement of Work” or “SOW” shall mean the statement of work shown in Annex B of the Revision Project Statement, which sets forth a description of the estimated work to be performed by the parties for Mask and Prototyping Services thereunder.

1.20	“Standard Lead Time” means the lead time mutually agreed upon by the parties and set forth in each Purchase Order.

2	Mask and Prototyping Services

2.1

In the event that IXYS decides to revise the design of a Product and/or replace the mask set of a Product, in whole or in part, due to bug fixes, customer requests or otherwise, Samsung will provide the Samsung Deliverables set forth in the SOW of the applicable Revision Project Statement. IXYS shall redesign certain parts of such Product based on and in accordance with Samsung Deliverables, provide the resulting design data in GDSII form to Samsung, and reasonably assist Samsung with manufacturing Engineering Samples hereunder. Subject to IXYS’ payment of Mask and Prototyping Fees as set forth in Section 6.1, Samsung shall make the revised mask set, and manufacture and provide to IXYS the number of Engineering Samples set forth in the SOW of the applicable Revision Project Statement. Such Mask and Prototyping Services

may include, but not be limited to, physical verification, tape-out, wafer fabrication and/or Engineering Sample delivery, as more fully set forth in the applicable SOW. Detailed terms and schedules of the Mask and Prototyping Services for a particular Product shall be set forth in the applicable Revision Project Statement.

2.2	Upon receipt of the Engineering Sample, IXYS shall have *** days to evaluate whether such Engineering Sample conforms to the Product Specification (“ES Acceptance Period”). If the Engineering Sample conforms to the Product Specifications, as determined by IXYS in its reasonable, good faith judgment, IXYS shall accept such Engineering Sample and notify Samsung in writing thereof. If the Engineering Sample does not conform to the Product Specifications, IXYS shall notify Samsung thereof in writing within the ES Acceptance Period with a detailed description of the non-conformity to be fixed. If such non-conformity is solely attributable to Samsung, Samsung shall, at its cost, fix such non-conformity, and manufacture an additional Engineering Sample, and deliver such Engineering Sample to IXYS. If such non-conformity is not attributable to Samsung, IXYS shall, at its cost, fix such non-conformity, and Samsung shall, within the scope of Samsung’s responsibility defined in the Revision Project Statement, and IXYS’s expense, provide reasonable collaboration to IXYS to fix such non-conformity, manufacture an additional Engineering Sample, and deliver such Engineering Sample to IXYS. For clarity, if IXYS does not provide any notice of non-conformity within the ES Acceptance Period, the applicable Engineering Sample shall be deemed to be accepted by IXYS, and Samsung shall be under no obligation to fix any non-conformity with respect to such Engineering Sample thereafter.

2.3	Samsung shall deliver the Engineering Sample(s) on EXW basis per Incoterms 2010, at an international airport in Korea agreed in writing by the parties. Title to and risk of loss of the Engineering Sample(s) will transfer upon delivery thereof in accordance with the foregoing sentence.

2.4	If the Engineering Sample(s) conforms to the Product Specification pursuant to Section 2.2, the parties shall discuss in good faith on whether the Product is ready to be manufactured in commercial volumes.

3	Commercial Production

3.1	In the event that both parties determine that the Product is ready to be manufactured in commercial volumes, IXYS shall provide Samsung with rolling demand forecasts for the delivery of each Product (“Forecast”). Particularly, IXYS shall provide two types of non-binding Forecasts.

3.1.1	Long Term Forecast. The “Long Term Forecast” is a non-binding, good-faith estimate, at the time such Forecast is made, of IXYS’ demand of each Product described on a monthly basis for the following *** month period. The Long Term Forecast shall be provided by IXYS to Samsung no later than the *** day of every calendar month, and is provided for the purpose of assisting Samsung in its long-range planning for manufacturing capacity and capital needs to meet such Long Term Forecast.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.1.2	Short Term Forecast. The “Short Term Forecast” is a non-binding (unless accepted by Samsung as detailed in Section 3.1.3) good faith estimate, at the time such Short Term Forecast is made, of IXYS’ demand of each Product described on a weekly basis for the following *** month (n+***) period. IXYS shall provide Samsung with the Short Term Forecast no later than the *** day of each month.

3.1.3	Within *** calendar days of receipt of the Short Term Forecast, Samsung shall respond to IXYS in writing on whether it accepts such Short Term Forecast. Once accepted by Samsung, the Short Term Forecast shall become binding on both parties. Samsung shall accept all Short Term Forecasts that are consistent with the Monthly Wafer Limit. If Samsung fails to respond to a Short Term Forecast within the foregoing ***-calendar day period, then such Short Term Forecast shall be deemed to have been accepted by Samsung.

3.1.4	If the purchase volume ordered by Purchase Order is less than *** of the quantities set forth in the Short Term Forecast, IXYS shall pay to Samsung within *** days of the applicable Purchase Order date an amount equal to *** of the purchase price (set forth in the Foundry Project Statement) for each unit of such purchase shortfall. Any such payment shall be compensation in full for such purchase shortfall.

3.2	IXYS may request to shorten Standard Lead Time of Product. Upon such request of IXYS, Samsung will evaluate the request and use its commercially reasonable effort to accept, at its sole discretion, IXYS’ request within Samsung’s ‘hot-lot’ capability; provided that Samsung may request additional charge for the shortening of Standard Lead Time and the target lead time shall be discussed by parties prior to the acceptance of such request.

3.3	At any time prior to the date that is three (3) business days prior to the scheduled wafer start of any Product set forth in a applicable Purchase Order, IXYS may change, on a lot-by-lot basis, the priority of fab-in sequence of such Product within such Purchase Order, without charge, upon notice to Samsung. Samsung shall provide IXYS with a written acknowledgement of such notice within two (2) business days after Samsung’s receipt of such notice.

3.4	It is agreed and understood that the purchase of Products pursuant to this Agreement shall be accomplished by means of IXYS individual purchase orders (collectively referred to as “Purchase Orders”).

3.4.1

The Purchase Orders shall contain applicable Product quantities, whether the product will be in wafer, Die or Package form, at a price per Product consistent with Section 1 of Annex B of the Foundry Project Statement (“Product Price”) and a mutually agreed Delivery Date. IXYS shall provide Purchase Orders with at least the quantity set forth in the then current Short Term Forecast provided by IXYS and accepted by Samsung. Samsung shall accept all Purchase Orders with quantities no greater than the quantities set forth in such Short Term Forecast, but Samsung shall not be obligated to accept any quantities exceeding those set forth in such Short Term Forecast and, notwithstanding any other provision of this

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement, any quantities of a Product set forth in a Purchase Order in excess of the Monthly Wafer Limit. The parties shall have a good faith discussion on accommodating quantities exceeding those set forth in such Short Term Forecast or such Monthly Wafer Limit.

3.4.2	The Purchase Orders shall contain, at a minimum, a quantity of *** wafers per each Product and multiples of *** wafers.

3.5	Samsung will manufacture the Products in accordance with the Purchase Order accepted by Samsung and will deliver such Products by the Delivery Date. Any delivery or shipment made within fourteen (14) calendar days before or after the Delivery Date(s) specified in the Purchase Orders shall constitute timely delivery or shipment. If, in the case of any Purchase Order, Samsung is unable to ship Products on the scheduled Delivery Date, Samsung shall notify IXYS in writing as soon as reasonably possible thereof and the parties shall discuss to agree upon a mutually acceptable rescheduled Delivery Date. In the event of any such delay is solely attributable to Samsung or its subcontractor’s fault, Samsung will, at its cost, expedite shipping for any late deliveries using shippers reasonably acceptable to IXYS.

3.6	If the cumulative quantity shipped by Samsung of each Product ordered by IXYS is within +/- ten (10) percent of the quantity in the effective Purchase Order, such quantity shall constitute compliance with such Purchase Order. Billing for partial orders shipped as described in this paragraph shall be at the established purchase price per unit times the total quantity of units delivered.

3.7	After second anniversary of the Effective Date, Samsung may discontinue the production of each Product upon six (6) month prior notice if IXYS has not issued Purchase Orders for such Product i) for six (6) months prior to such notice; or ii) amounting to at least *** U.S. Dollars ($***USD) during the previous one (1) year period. Samsung shall, in its sole discretion, provide a Last Time Buy (“LTB”) date and Last Ship Date (“LSD”) in such discontinuation notice. IXYS may issue to Samsung a one-time Purchase Order for such Product as a LTB within *** month after the date of such Samsung discontinuation notice. If there is no response within *** month after such discontinuation notice, then Samsung reserves the right to discontinue the production of such Product and destroy the mask set for such Product.

3.8	Samsung shall deliver Products on EXW basis per Incoterms 2010 to IXYS, at an international airport in Korea agreed in writing by the parties. Title to and risk of loss of the Products will transfer upon delivery thereof in accordance with the foregoing sentence.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.9	Prior to Samsung’s start of production, IXYS may cancel the Purchase Order at any time without any charge. After Samsung starts production of applicable Products in accordance with a Purchase Order, IXYS may cancel the Purchase Orders for such Products but shall pay Purchase Price for such Products as cancellation charges as follows:

Cancellation Period	Liability
	Package business	Wafer or Die business
Prior to the initiation of Manufacturing Window	No Liability	No Liability
Initiation of Manufacturing Window ~ Before contact step	*** of Product Price	*** of Product Price
On and after contact photo step ~ Before EDS test step	*** of Product Price	*** of Product Price
On and after EDS test step ~ Before assembly step	*** of Product Price	*** of Product Price
On and after assembly step	*** of Product Price	—

3.10	IXYS may reschedule the Delivery Date set forth in each Purchase Order subject to the following limitations:

a)	Within *** days before the Delivery Date - no reschedules permitted.

b)	Within *** days but greater than *** days before the Delivery Date – *** of the order may be rescheduled one time only - for no more than *** days

c)	Within *** days but greater than *** days before the Delivery Date – *** of the order may be rescheduled one time only - for no more than *** days

d)	Reschedule requests are limited to *** per month.

3.11	Samsung reserves the right to make any and all reasonable changes to the process(es) required to manufacture the Products and will notify IXYS of such changes within reasonable time after such changes were made, subject to the Samsung’s internal engineering change notice (ECN) rule.

3.12	Notwithstanding anything contrary to this Agreement, Samsung may, after the Effective Date, deliver to IXYS based on a Purchase Order completed Business Products that were under fabrication on the Effective Date, as if such Business Products were Products covered by this Agreement.

3.13	Samsung shall destroy or recycle and properly dispose of all scrap related to Products supplied to IXYS hereunder in such a way as to prevent any unauthorized sale of any such Products.

3.14

Notwithstanding anything to the contrary in this Agreement, Samsung shall, after the Effective Date, deliver to IXYS work-in-progress Business Products that were (i) under fabrication to fulfill Samsung customer orders for Business Products accepted by Samsung prior to the Effective Date (“Customer POs”); (ii) under fabrication on the Effective Date; (iii) manufactured under ***; and (iv) identified by parties before the Effective Date (“WIP Products”). Samsung will deliver the WIP products to IXYS hereunder, as if such WIP Products were Products covered by this Agreement, and IXYS

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall issue a Purchase Order for all such WIP Products; provided that i) IXYS has no forecasting obligation with respect to the WIP Products pursuant to Section 3.1; ii) the foregoing IXYS Purchase Order shall be a binding Purchaser Order upon Samsung’s receipt and iii) the WIP Products shall be treated as Products after receipt of the Purchase Order. The Customer POs will be transferred and assigned to IXYS after Effective Date pursuant to the Transition Services Agreement, and IXYS shall thereafter have all responsibility and liability for fulfilling the Customer POs.

4	Electrical Die Sorting (“EDS”) and Back End Process

4.1	Samsung will deliver the Product without any EDS tests in wafer form; provided that, subject to mutual consent, Samsung may deliver the Product that has been sorted in accordance with Samsung’s EDS criteria.

4.2	After written notice by Samsung, Samsung may engage its affiliates or third parties to perform certain ancillary service to the manufacturing services contemplated in this Agreement such as sorting, assembly, sorting or packaging of Die, In the event that Samsung performs foregoing services, the Packages where all process are complete will delivered to IXYS on EXW basis per Incoterms 2010 by Samsung or its subcontractor; provided that Samsung shall be responsible for the act or omission of any of its subcontractors hereunder. If any such subcontracting involves the disclosure of any Confidential Information of IXYS, Samsung will disclose IXYS’ Confidential Information to such contractors only under a non-disclosure agreement no less strict than this Agreement.

4.3	Upon the written request of IXYS, Samsung will transport and deliver Products on EXW basis per Incoterms 2010 to IXYS’ chosen assembly, test, marking and packaging facilities at an international airport in Korea agreed in writing by the parties. Samsung has no liability for such assembly, test or packaging process performed by IXYS’ subcontractor under this Agreement; provided that Samsung may assist with the foregoing procedure in connection with the Transition Services Agreement.

5	Ownership of Intellectual Property Rights

5.1	IXYS shall own and retain all right, title and interest in and to IXYS Background IP. Samsung may use the IXYS Deliverables, solely to perform the Mask and Prototyping Services hereunder, and/or to manufacture Products solely for IXYS. Samsung shall not use the IXYS Deliverables to design, fabricate, test or otherwise modify Samsung’s own products or other products(s) that are for its customers other than IXYS unless otherwise specifically agreed by parties in writing.

5.2	Samsung shall own and retain all right, title and interest in and to Samsung Background IP. Unless otherwise specifically agreed by the parties in writing, all Intellectual Property in or to all modifications and improvements to, or arising from, Samsung Deliverables are the exclusive property of Samsung and all right, title and interest in and to the same vests solely in Samsung, and IXYS may use Samsung Deliverables solely to perform its rights and obligations hereunder. IXYS shall not use Samsung Deliverables to design, fabricate, test or otherwise modify products(s) that are not fabricated by Samsung or an agent of Samsung unless otherwise specifically agreed by the parties in writing.

IXYS further agrees that Engineering Samples are provided for testing, evaluation, promotion and verification purposes. For clarity, Engineering Samples are provided “AS IS,” without any warranty of any kind whatsoever. For clarity, Sections 4, 10.2 and 12.1 shall not apply to Engineering Samples.

5.3	Samsung shall retain all right, title and interest in and to masks made by Samsung and/or Samsung’s contractors for use in the fabrication of Products, but shall use such masks solely to manufacture Products for IXYS. For the avoidance of doubt, the foregoing provision shall not be deemed a transfer of any Intellectual Property rights embodied in the masks.

5.4	Unless otherwise expressly set forth in this Agreement or agreed in writing between the parties, no license with respect to either party’s Intellectual Property is hereby granted.

6	Payment

6.1	In consideration of Samsung’s Mask and Prototyping Services set forth in Section 2 of this Agreement and the applicable Revision Project Statement, IXYS shall pay to Samsung the sum set forth in Annex C of each applicable Revision Project Statement (“Mask and Prototyping Fees”).

Samsung shall issue an invoice for each milestone Mask and Prototyping Fee upon or after the completion of each milestone under the applicable Mask and Prototyping Services in accordance with the schedule set forth in Annex C of the applicable Revision Project Statement, and IXYS shall pay the invoiced amount to Samsung-designated bank account in US Dollars within *** days after the receipt of such invoice.

6.2	Samsung shall issue an invoice to IXYS with the total amount to be paid for the Products calculated according to Section 1 of Annex B of the applicable Foundry Project Statement on or after the date that the applicable Products are shipped. IXYS shall pay the total amount properly invoiced for the Products ordered and delivered pursuant to Section 3 of this Agreement. IXYS shall pay such prices to Samsung-designated bank account in US Dollars within *** days after the receipt of applicable invoice.

6.3	All sums stated under this Agreement (including the prices of Products) do not include tax. IXYS shall remit the full sums and shall bear any and all taxes, including, without limitation, value-added tax and sales tax, incurred from the payment made hereunder.

7	Inspection and Review

IXYS may, upon reasonable advance notice to Samsung, send its employees to visit the applicable Samsung facilities to inspect the fabrication of Products and the performance of any services. Such visit shall be conducted during Samsung’s normal working hours. While visiting Samsung facilities, IXYS employees shall at all times comply with Samsung’s plant rules and regulations, as well as with reasonable instructions that may be issued by Samsung’s employee or personnel.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8	Business Review Meeting

The parties will hold a review meeting on a quarterly basis in order to discuss any business issues and technical issues relating to the subject matter of this Agreement. The parties will also discuss and negotiate in good faith the availability of an additional year of foundry services provided from Samsung to IXYS.

9	Confidential Information

9.1	Nondisclosure and Nonuse Obligations. Each of the parties, as Recipient, hereby agrees to receive and hold Confidential Information of the Discloser in confidence, and to protect and safeguard such Confidential Information against unauthorized use or disclosure using at least the same degree of care as Recipient accords to its own confidential information of like importance, but in no case less than reasonable care. Without limiting the generality of the foregoing, each party, as Recipient, further promises and agrees:

(a)	except as set forth in subsection (c) below, not to, directly or indirectly, in any way, disclose, make accessible, reveal, report, publish, disseminate or transfer any such Confidential Information to any unauthorized third party, including parent companies, unless otherwise agreed by the parties;

(b)	not to use any Confidential Information in any manner whatsoever except in furtherance of the subject matter hereof;

(c)	to restrict access to Confidential Information to those of its officers, directors, employees and subcontractors who have a legitimate need-to-know to carry out the purpose of this Agreement and who are obligated to protect such Confidential Information pursuant to terms and conditions no less protective of Discloser than those contained in this Agreement; and

(d)	not to reproduce or copy Confidential Information except to the extent necessary to further the purpose of this Agreement.

Furthermore, the existence of any business negotiations, discussions or agreements in progress between the parties shall be kept confidential and shall not be disclosed without written approval of all the parties, except to their officers, directors, and employees who have a legitimate need-to-know to carry out the purpose of this Agreement and who are obligated to protect such Confidential Information pursuant to terms and conditions no less protective of Discloser than those contained in this Agreement.

Recipient’s obligation of confidentiality set forth in this Section 9.1 shall be in force for a period of ten (10) years after the initial disclosure.

9.2	Exclusions from Obligations. The nondisclosure and non-use obligations under this Section 9 shall not apply to, information that the Recipient can evidence: (a) was publicly available at the time of its disclosure to Recipient or became publicly available after its disclosure through no act or default of Recipient; (b) is rightfully or free of any obligation of confidentiality in the possession of Recipient prior to disclosure to Recipient by Discloser; (c) is received in good faith by Recipient from a third party, free of any obligation of confidentiality; or (d) is independently developed by Recipient without use of Discloser’s Confidential Information.

A disclosure by Recipient of Confidential Information of Discloser (a) in response to a valid order by a competent court or governmental body, (b) in connection with an arbitration hereunder, or (c) as otherwise required by applicable Law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, (i) with respect to any disclosure in accordance with clause (b) above shall only be made to persons involved in the arbitration or the arbitrator thereof, and (ii) with respect to any disclosure in accordance with clause (a) or (c) above, Recipient shall provide prompt prior written notice thereof to Discloser and permit such Discloser to seek measures to maintain the confidentiality of its Confidential Information.

9.3	Ownership and Return of Confidential Information. Confidential Information disclosed by Discloser shall remain the property of such Discloser, and, except as expressly set forth herein, no license or other rights to such Discloser’s Confidential Information is granted or implied hereby. Recipient shall reproduce the symbols, legends or other proprietary notices affixed to Confidential Information, and shall not, nor permit any third party to, remove, add or modify the same.

Recipient shall, upon expiration or termination of this Agreement, or upon written request of Discloser, whichever is earlier, as soon as possible, but not later than twenty (20) days after any notice thereof by Discloser, return (or destroy at Discloser’s option) all copies of such Discloser’s Confidential Information and certify in writing its compliance with this requirement.

9.4	No Reverse Engineering. No party, as Recipient, shall decompile, disassemble, reverse engineer or attempt to reconstruct, identify or discover any source code, underlying ideas, techniques or algorithms in Confidential Information by any means whatever, except as may be specifically authorized in advance by Discloser in writing.

9.5	This Agreement shall not preclude or limit the independent development by or on behalf of any party of any products or systems involving technology or information of a similar nature to that disclosed hereunder or which compete with products or systems contemplated by such information, provided that any such development is done without use of or reliance upon the other party’s Confidential Information.

10	Indemnity

10.1

IXYS shall, at its expense, defend, indemnify and hold harmless Samsung from all Claims, and/or Losses incurred by Samsung as a result of such Claims or in a settlement that may result from any such Claim, that IXYS Deliverables (unless purchased from

Samsung under the APA) actually or allegedly infringe, violate or misappropriate Intellectual Property of a third party, provided that (a) Samsung promptly notifies IXYS in writing of the Claim, (b) Samsung provides IXYS with all reasonable assistance, information and authority required to perform these duties, and (c) IXYS is permitted to solely direct the defense and all related settlement negotiations related to the Claim. Further, IXYS agrees to pay any judgment in such suit or proceeding by final judgment of a court of last resort, including reasonable attorneys’ fees, but IXYS shall have no liability for settlement or costs incurred without its consent.

Notwithstanding the foregoing, IXYS shall have no indemnity obligation regarding any actual or alleged infringement, violation or misappropriation of any Intellectual Property of any third party to the extent such infringement, violation or misappropriation arises from the Samsung Deliverables, the manufacturing processes used by Samsung hereunder, or products based on designs acquired from Samsung pursuant to the Transaction Documents. IXYS shall not be obligated to indemnify Samsung in accordance with this Section 10.1 if (a) any settlement is made by Samsung without IXYS’s prior written consent, or (b) if IXYS is not permitted by Samsung to assume exclusive control of the settlement of the Claim.

For the purposes of this Section 10 and Section 11, the term “Claim” means any claim, action, suit or proceeding asserted by any third party whether actual or alleged and whether adjudicated by a competent court of law, tribunal or arbitrator, and the term “Losses” means all damages, losses, costs and expenses of whatever nature (including legal costs) whether or not reasonably foreseeable by the parties at any time during the term of this Agreement.

10.2	Samsung shall, at its expense, defend, indemnify and hold harmless IXYS from all Claims, and/or Losses incurred by IXYS as a result of such Claims or in a settlement that may result from any such Claim, that Samsung Deliverables contained in the Products, the manufacturing processes used by Samsung hereunder, actually or allegedly infringe on any Intellectual Property of a third party, provided that Samsung is promptly notified, given the assistance required, and permitted to solely direct the defense. Further, Samsung agrees to pay any judgment in such suit or proceeding by final judgment of a court of last resort, including reasonable attorneys’ fees, but Samsung shall have no liability for settlement or cost incurred without its consent.

Notwithstanding the foregoing, Samsung shall have no indemnity obligation pursuant to this Section 10.2 regarding any actual or alleged infringement of any Intellectual Property of any third party to the extent such infringement arises from the IXYS Deliverables (including but not limited to the designs, specifications and/or instructions provided by IXYS and Samsung’s compliance with any industrial standard specification) Samsung shall not be obligated to indemnify in accordance with this Section 10.2 if (a) any settlement is made by IXYS without Samsung’s prior written consent, or (b) if Samsung is not permitted by IXYS to assume exclusive control of the settlement of the Claim.

11	Life Critical Applications

Unless otherwise specifically agreed by the parties in writing, IXYS hereby agrees that Products are not authorized for use as, and IXYS shall not integrate, promote, sell or otherwise transfer any Product to any customer or end user for use as critical components in any device, application or system where it is reasonably foreseeable that failure of the Product(s) as used in such device, application or system would cause death, bodily injury or catastrophic property damage, such as (a) any medical, life saving or life support device or system, (b) any safety device or system in automotive application and mechanism (including but not limited to automotive brake or airbag systems), (c) any nuclear facilities, (d) any air traffic control device, application or system, or (e) any weapons device, application or system (the “Life Critical Applications”). Notwithstanding anything contrary to the limitation of liability of IXYS as set forth in this Agreement or APA, IXYS shall, at its expense, defend, indemnify and hold harmless Samsung from all Claims arising from using the Products in the Life Critical Applications, and/or Losses incurred or arising out of or in connection with such Claims.

12	Limited Warranty, Limitation of Liability & Disclaimer

12.1	Samsung warrants that the (a) Mask and Prototyping Services and manufacture of the Products hereunder shall be performed in a good, professional and workmanlike manner in accordance with industry standards; (b) Products shall conform to the applicable Product Specification; (c) Products shall be free from material defects arising from the fabrication process. The foregoing warranties shall continue for a period of two (2) years commencing on the date on which applicable Products have been delivered hereunder. For clarity, the foregoing warranties shall not apply to the extent caused by (1) IXYS’s or a third party’s abuse, misuse, negligence, mishandling or improper modification, or (2) IXYS Deliverables and the designs, specifications, or instructions provided by IXYS. For further clarity, the foregoing warranties shall not apply to Engineering Samples or any unauthorized use of Products for Life Critical Applications. In the event of a breach of warranty set forth herein, as IXYS’s sole and exclusive remedy, Samsung shall replace the defective Products or, upon IXYS’ request, discuss in good faith a refund the full Product Prices for such defective Products.

12.2	Except as provided in Section 12.1 above, all Samsung Deliverables, Products, and Project Results provided to IXYS shall be provided “AS IS,” WITHOUT WARRANTY OF ANY KIND. EXCEPT AS PROVIDED IN SECTION 12.1 ABOVE, SAMSUNG MAKES NO OTHER REPRESENTATIONS OR WARRANTIES INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12.3

EXCEPT FOR THE DAMAGES ARISING OUT OF (A) EITHER PARTY’S WILLFUL BREACH OF SECTIONS 2 OR 3 OR (B) EITHER PARTY’S OBLIGATIONS UNDER OR BREACH OF SECTIONS 5, 9, 10 AND/OR 11, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, WHETHER DUE TO A BREACH OF CONTRACT OR BREACH OF WARRANTY. EXCEPT WITH RESPECT TO (A) EITHER PARTY’S WILLFUL BREACH OF SECTIONS 2 OR 3; AND (B) EITHER PARTY’S OBLIGATIONS UNDER OR BREACH OF SECTIONS 5, 6, 9 AND 11, EACH PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED FIFTEEN (15)

PERCENT OF ALL PAYMENTS RECEIVED BY SAMSUNG FROM IXYS UNDER THIS AGREEMENT FOR THE APPLICABLE PRODUCT(S) DURING THE PREVIOUS TWELVE (12) MONTHS PRIOR TO THE CLAIM BEING BROUGHT AGAINST SUCH LIABLE PARTY.

13	Term and Termination

13.1	This Agreement shall remain in effect from the Effective Date until forty-eight (48) months after the Effective Date (the “Initial Term”), unless terminated earlier in accordance with Section 13.2. At least two (2) years prior to the expiration of the Initial Term, the parties will discuss and negotiate in good faith the availability of an additional year of foundry services provided from Samsung to IXYS.

13.2	Notwithstanding the above, either party shall have the right to terminate this Agreement (together with all Foundry Project Statements and all Revision Project Statements) immediately if:

(a)	the other party files a petition in bankruptcy, undergoes a reorganization pursuant to a petition in bankruptcy, is adjudicated a bankrupt, becomes insolvent, becomes dissolved or liquidated, files a petition for dissolution or liquidation, makes an assignment for benefit of creditors, or has a receiver appointed for its business;

(b)	the other party is subject to property attachment or court injunction or court order which has a substantial negative effect on its ability to fulfill its obligations under this Agreement; or

(c)	a competent governmental authority cancels or suspends the business license of the other party or takes similar actions against such other party.

(d)	the other party materially breaches its confidentiality obligations in this Agreement and does not cure or agree with the non-breaching party upon a written plan to cure such breach within thirty (30) days after receipt of notice of such breach from the non-breaching party.

(e)	the other party breaches its payment obligations in this Agreement and does not cure or agree with the non-breaching party upon a written plan to cure such breach within fifteen (15) days after receipt of notice of such breach from the non-breaching party.

13.3	Sections 1, 3 (for outstanding Purchase Orders and Short Term Forecasts only), 5, 6, 9.1 (but only for the period set forth therein), 9.2, 9.3, 9.4, 9.5, 10, 11, 12, 13.3, 14 and 15 (except 15.6) shall survive any termination or expiration of this Agreement.

14	Governing Law / Dispute Resolution

14.1

Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the New York of the United States of America, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

14.2	Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Singapore. The language of the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) are authorized to include in the award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrator shall deem reasonable. Nothing in this Agreement shall prevent either party from seeking provisional measures from any court of competent jurisdiction to enforce its intellectual property rights, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

15	General

15.1	Assignment. No party may assign its right or delegate its obligations under this Agreement without the written consent from the other party, except that IXYS may assign its rights and obligations without Samsung’s consent to a successor of all or substantially all of the assets of IXYS related to the Business. Any purported assignment or delegation without such consent shall have no force or effect and any attempt to do so without such consent shall be void.

15.2	Independent Contractor. No party is authorized to act for or on the behalf of the other party under this Agreement. Without limiting the generality of the foregoing, each party is an independent contractor, and no principal/agent or partnership relationship is created among the parties by this Agreement.

15.3	No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement expressed or implied, is intended to or shall confer on any person or entity other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

15.4	No Waiver. No failure or delay by any party to enforce or take advantage of any provision or right under this Agreement shall constitute a subsequent waiver of that provision or right, nor shall it be deemed to be a waiver of any other terms and conditions of this Agreement.

15.5	Force Majeure. Neither party to this Agreement shall be liable for its failure or delay to perform any of its obligations hereunder during any period in which such performance is prevented by any cause beyond its reasonable control, including, without limitation, act of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, war, and governmental control (each, a “Force Majeure Event”). In the event of any such Force Majeure Event the date of delivery or performance hereunder shall be extended by a period equal to the time lost by reason of such Force Majeure Event, provided that the affected party promptly notifies the other party of the occurrence of the Force Majeure Event and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

15.6	Disaster Recovery Plan. Samsung agrees to prepare a written disaster recovery plan describing the measures anticipated to be taken by Samsung to ensure the continued supply of Products to IXYS pursuant to the requirements of this Agreement in the event of any Force Majeure Event (“Disaster Recovery Plan”).

15.7	Export. Each party shall comply with all then-current applicable laws, regulations and other legal requirements in its performance in connection with this Agreement, including, without limitation, all applicable export control laws, rules and regulations of the United States, the Republic of Korea, and any other relevant countries.

15.8	Notice. All notices or communications to be given under this Agreement shall be in writing and shall be deemed delivered upon hand delivery or acknowledgment of facsimile, by international overnight courier, or by certified, registered or first class mail, addressed to the parties at their addresses set forth above or below. Unless the sending party can reasonably prove by contemporaneous written evidence that it was received earlier (in which case, the applicable notice shall be deemed given as of such earlier date), a notice given under this Agreement is deemed given:

(a)	If delivered personally, when left at the address, and addressed, as set forth in this Section;

(b)	If sent by overnight courier, two (2) business days after posting;

(c)	If sent by domestic post, except airmail, two (2) business days after posting;

(d)	If sent by airmail, ten (10) business days after posting; or

(e)	If sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine.

Any notice to be sent to the parties shall be sent as follows:

(1)	To Samsung:

Name:	[ ]
Address:	[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
e-mail:	[ ]

(2)	To IXYS:

Name:	IXYS Intl (Cayman) Limited
c/o IXYS Corporation
Address:	1590 Buckeye Drive, Milpitas, CA 95035

Attention:	Uzi Sasson
Telephone:	+1.408.457.9000
Facsimile:	+1.408.416.0224
e-mail:	u.sasson@ixys.net

15.9	Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. The captions of the sections in this Agreement are intended for convenience only, and shall not be interpretive of the content of the accompanying section.

15.10	Modification. The terms and conditions of this Agreement shall not be modified, or amended except in writing indicating a modification thereof, and signed by the authorized representatives of both parties.

15.11	Publicity. Without procuring the other party’s prior written consent, neither party shall issue any public announcement with respect to the subject matter hereof.

15.12	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.13	Entire Agreement. This Agreement, including the applicable Foundry Project Statements and the applicable Revision Project Statements (which are incorporated herein by reference), constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter, and shall take precedence over any additional or conflicting terms which may be contained in either party’s purchase orders or order acknowledgment forms.

Attachments:	Attachment 1 – Foundry Project Statement

Attachment 2 – Revision Project Statement

[Signature Blocks on the Next Page]

In witness hereof, the parties have executed this Agreement by their duly authorized representatives:

Samsung Electronics Co., Ltd.	IXYS Intl (Cayman) Limited

By:	By:

Name:	Name:

Date:	Date:

Attachment 1 – Foundry Project Statement

Foundry Project Statement for Product [A]

This Foundry Project Statement (“Foundry Project Statement”) is entered into as of [Date] (“Foundry Project Statement Effective Date”) by and between Samsung Electronics Co., Ltd. (“Samsung”) and IXYS Intl (Cayman) Limited (“IXYS”).

WHEREAS, the parties have entered into a Foundry Services Agreement (the “Agreement”) with an Effective Date of [Date], and now desire to define Product Prices and other terms and conditions for the Products specified in Annex A. Product List of this Foundry Project Statement, pursuant to the terms and conditions contained in the Agreement.

NOW, THEREFORE, in consideration of the exchange of obligations herein, the parties hereby agree as follows:

1. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

2. Once executed by the parties, this Foundry Project Statement shall become an integral part of the Agreement and the terms of the Agreement shall be fully incorporated herein, provided that, in the event of a conflict between this Foundry Project Statement and the Agreement, the terms of this Foundry Project Statement shall prevail.

3. The parties agree to incorporate the following into this Foundry Project Statement:

Annex A. Product List

Annex B. Financial Terms and Other Special Terms

4. This Foundry Project Statement shall become effective as of the Foundry Project Statement Effective Date and remain in effect for the Initial Term. Upon expiration of this Foundry Project Statement, the parties may discuss extending the term for an additional one year period.

In Witness Whereof, the parties have executed this Foundry Project Statement by their duly authorized representatives:

Samsung Electronics Co., Ltd.	IXYS Intl (Cayman) Limited.

By:	By:

Name:	Name:

Date:	Date:

Annex A: Product List

***

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex B. Financial Terms and Other Special Terms

1. Product Price

The Product Price (***) as of the Foundry Project Statement Effective Date will be as follows;

Calendar Year	Year 1	Year 2	Year 3	Year 4 and onwards
Product Price (***)	***	***	***	***

***	Price:

(KRW/second)
***	***

*	for the year of 2013
***	Price:

(KRW/CHIP)
***	***

*	for the year of 2013

Assembly Price				(KRW/CHIP)
PKG Type			Price	Note
***	***	***	***
		***	***
		***	***
		***	*** ***	*** ***
		***	***
		***	***
***	***	***	***
		***	***
		***	***
	***	***	***	***
		***	***
		***	***
		***	***
		***	***
	***	***	***
	***	***	***
		***	***
***	***	***	***
		***	***
		***	***
		***	***
		***	***
		***	***
		***	***
***	***	***	***

*	for the year of 2013

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Final Test Price:				(KRW/CHIP)
PKG TYPE			Price	Note
***	***	***	***
		***	***
		***	***
		***	*** ***	*** ***
		***	***
		***	***
***	***	***	***
		***	***
		***	***
	***	***	***	***
		***	***
		***	***
		***	***
		***	***
	***	***	***
	***	***	***
		***	***
***	***	***	***
		***	***
		***	***
		***	***
		***	***
		***	***
		***	***
***	***	***	***

*	for the year of 2013

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Note: The above prices are to be reference prices.

Both parties shall mutually agree to the Product Price in each Purchase Order, considering various factors collectively such as die size of Product, fabrication process technology, volume projection, the status of market pricing conditions, and other Samsung’s services, etc.

2. Volume Production Commencing Date

Volume Production Commencing Date shall be effective as of the [                    ]

Attachment 2 – Revision Project Statement

Revision Project Statement for Product [Product Name]

This Revision Project Statement (“Revision Project Statement”) is entered into as of [Date] (“Revision Project Statement Effective Date”) by and between Samsung Electronics Co., Ltd. (“Samsung”) and IXYS Intl (Cayman) Limited (“IXYS”).

WHEREAS, the parties have entered into a Foundry Services Agreement (the “Agreement”) with an Effective Date of [Date], and now desire to define details of Mask and Prototyping Services and other terms and conditions, if any, for a Product specified in Annex A. Product and Revision Specification of this Revision Project Statement, pursuant to the terms and conditions contained in the Agreement;

NOW, THEREFORE, in consideration of the exchange of obligations herein, the parties hereby agree as follows:

1. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

2. Once executed by the parties, this Revision Project Statement shall become an integral part of the Agreement and the terms of the Agreement shall be fully incorporated herein, provided that, in the event of a conflict between this Revision Project Statement and the Agreement, the terms of this Revision Project Statement shall prevail.

3. The parties agree to incorporate the following into this Revision Project Statement:

Annex A. Product and Revision Specification

Annex B. SOW

Annex C. Financial Terms and Other Special Terms

4. This Revision Project Statement shall become effective as of the Revision Project Statement Effective Date and remain in effect for the Initial Term. Upon expiration of this Revision Project Statement, the parties may discuss extending the term for an additional one year period.

In Witness Whereof, the parties have executed this Revision Project Statement by their duly authorized representatives:

Samsung Electronics Co., Ltd.	IXYS Intl (Cayman) Limited.

By:	By:

Name:	Name:

Date:	Date:

Annex A: Product and Revision Specification

Product:

Process:

Revision Specification or Description.

Annex B: SOW

1. IXYS Deliverables include the following:

[XX]

2. Samsung Deliverables include the following:

[XX]

3. Project Schedule/Project Results

Product	Work	Project Results

Annex C. Financial Terms and Other Special Terms

1. Mask and Prototyping Fees

IXYS shall pay to Samsung the following Mask and Prototyping Fees for Mask and Prototyping Services performed under the Revision Project Statement and in accordance with the provisions of the Agreement:

Milestone	Mask and Prototyping Fee
Milestone 1. ***	*** of the total Mask and Prototyping Fees
Milestone 2. ***	*** of the total Mask and Prototyping Fees
Milestone 3. ***	*** of the total Mask and Prototyping Fees

Total Mask and Prototyping Fees

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [            ] 2013 (the “Effective Date”) by and between Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (the “Seller”), and IXYS Intl (Cayman) Limited, a corporation incorporated under the laws of the Cayman Islands (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser and the Seller have entered into that certain Asset Purchase Agreement, dated as of May 24th, 2013 (the “Purchase Agreement”, Seller document number SLSI-201304IA001), pursuant to which the Seller has sold and transferred certain assets related to the Business to the Purchaser and, in connection therewith, the Seller and the Purchaser entered into (i) that certain Foundry Services Agreement, dated as of [            ] 2013 (the “Foundry Services Agreement”), and (ii) that certain Product License Agreement, dated as of [                    ] 2013 (the “Product License Agreement”);

WHEREAS, in further consideration of the Purchase Agreement, the Purchaser will require the Seller’s assistance with respect to certain operations of the Business following the Closing Date, as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties as follows:

1.	DEFINITIONS. The defined terms used in this Agreement shall have the meanings set forth in this Section 1 or in the text of the Agreement. Capitalized terms used herein and not otherwise defined in the Agreement have the meanings given to such terms in the Purchase Agreement or the Product License Agreement, as applicable.

1.1 “Pass-Through Expenses” shall mean the reasonable, documented, out-of-pocket expenses actually incurred by the Seller or its Affiliates in performing the Services under this Agreement, provided that such category of out-of-pocket expenses has been specified in the Services Exhibit as chargeable to such Services. “Pass-Through Expenses” shall not include any overhead costs, Seller profits or other mark-ups.

1.2 “Seller Expense Table” shall mean the Seller’s payroll, cost, expense or travel cost for the performance of the Services.

1.3 “Services” shall mean the set of tasks that the Seller will perform for the Purchaser as specified in the Services Exhibit.

1.4 “Services Exhibit” shall mean Exhibit A attached hereto, as it may be amended from time to time by mutual written agreement of the parties.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.5 “Service Period” shall mean the duration of a Service as set forth in the Services Exhibit.

2.	TRANSITION SERVICES.

2.1 Services. During the Term of this Agreement, and except for the manufacturing services provided pursuant to the Foundry Agreement, the Seller shall provide, and as necessary shall cause its Affiliates to provide, to the Purchaser the Services specified in the Services Exhibit, for the periods set forth therein. Except as otherwise expressly provided in this Agreement (including in the Services Exhibit), the Seller will be responsible for providing the equipment, Seller Personnel (as defined below), and other resources required for the Seller’s performance of the Services. In the event of any conflict between the terms of the Services Exhibit and this Agreement, the terms of the Services Exhibit shall prevail.

2.2 Modification of Services. Without limiting the foregoing, the parties acknowledge that the scope or characteristics of the Services may change during the term of this Agreement as the Purchaser completes its transition from dependence on the Seller’s Services. If the Purchaser reasonably believes that it is necessary to supplement, modify, substitute, reduce or otherwise alter the Services specified in the Services Exhibit, including without limitation changes that may affect the content, scope, or service levels (“Changes”), it shall make a written request for such Changes to the Seller, and the parties will discuss in good faith the implementation of any such Changes and any changes to the terms of the Services Exhibit to effect such Change. The Seller may not make Changes until the parties have mutually agreed upon such Changes in writing.

2.3 Additional Services. From time to time after the Closing Date, the parties may identify additional services to be provided to the Purchaser in accordance with the terms of this Agreement (the “Additional Services”). The parties will discuss in good faith any Additional Services, and if the Parties agree to such Additional Services, the parties shall amend the Services Exhibit to add each Additional Service setting forth a description of the Additional Service, the time period during which the Additional Service will be provided, the applicable service levels, the charge, if any, for the Additional Service and any other terms applicable thereto.

2.4 Service Levels; Standards of Performance. The Seller will use commercially reasonable efforts to provide the Services in accordance with the specifications or other standards set forth in the Services Exhibit, and otherwise in the same or substantially similar manner as the equivalent services were provided by Seller or its Affiliates with respect to the Business immediately prior to the Closing. The Seller will comply with all laws and regulations applicable to Seller with respect to its performance of the Services, and will obtain all necessary permits and licenses applicable to Seller with respect to its performance of the Services. The Seller shall cause all Seller Personnel (as defined below) to comply with the standards set forth in this Section 2.4.

2.5 Expenses. Except as may be expressly set forth in the Services Exhibit or otherwise provided in this Agreement, each party will bear its own expenses in connection with its obligations under this Agreement.

2.6 Subcontractors. The Services may be provided in whole or in part by Affiliates of the Seller or by third-party subcontractors selected by the Seller, subject to the prior written approval of the Purchaser, which approval shall not be unreasonably withheld. Any such delegation or appointment shall not release the Seller from any of its obligations under this Agreement. The Seller shall be responsible for the work and activities of each of its Affiliates and subcontractors, including compliance with the terms of this Agreement. The Seller shall be responsible for all payments to its subcontractors, unless the Services Exhibit provides otherwise or the Purchaser agrees in writing to pay the subcontractor directly for the applicable Service.

2.7 Service Provider Contracts. To the extent that at the end of the Term of this Agreement the Purchaser will also require an agreement with any third-party service provider used by the Seller in connection with the Services as of the Closing Date, the Seller agrees to use commercially reasonable efforts to assist the Purchaser to obtain terms and conditions, including pricing terms, substantially similar to those received from such service providers by the Seller prior to the Closing Date.

3.	MANAGEMENT.

3.1 Each party will have day-to-day management control over its provision and/or receipt of the Services. To administer its provision and/or receipt and use of the Services, each party will retain a Services Coordinator who shall (i) have overall responsibility during the term of this Agreement for managing and coordinating the delivery of the Services; (ii) be authorized to act for and on behalf of the appointing party with respect to all matters relating to this Agreement, and (iii) be the primary contact with the other party’s Services Coordinator. The Services Coordinators from each party, or their designees for specific Services, shall meet regularly on a mutually agreed upon schedule, and shall cooperate and consult in relation to the Services in their reasonable judgment. Each party may, at its discretion, and upon written notice to the other party, designate other or additional individuals to serve in these capacities during the term of this Agreement.

4.	PERSONNEL.

4.1 Personnel. The Seller will make available such Seller employees and agents as are required to provide each of the Services (the “Seller Personnel”). The parties may agree in the Services Exhibit on any specific employees that are required to be utilized in providing the applicable Services (the “Key Employees”).

4.2 Right to Designate and Change Seller Personnel. The Seller shall be entitled to remove or replace any Seller Personnel at any time; provided, however, the Seller will use commercially reasonable efforts to limit the disruption to the Purchaser as a result of such removal or replacement.

4.3 Responsibility for Seller Personnel. Seller Personnel will be under the direction, control and supervision of the Seller, and the Seller will have the sole right to exercise all authority with respect to the employment, termination, assignment, and compensation of such Seller Personnel under the applicable Law. The Seller (or its Affiliates) will be solely responsible for payment of (i) all income, disability, withholding, and other employment taxes and (ii) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for any employees, agents, or contractors of the Seller who perform the Services.

5.	FEES AND PAYMENT.

5.1 Service Charges. Except as otherwise stipulated in the Services Exhibit, the Purchaser shall pay an amount equal to payroll for Service time of Seller Personnel in accordance with this Section 5, pursuant to the Seller Expense Table set forth in the Service Exhibit. All payment under this Agreement (including the Pass-Through Expenses) do not include tax.

5.2 Expenses. The Purchaser shall pay or reimburse the Seller for Pass-Through Expenses reasonably calculated and invoiced to the Purchaser in accordance with this Section 5.

5.3 Payment; Invoices. Amounts payable, if any, hereunder will be billed and paid in U.S. dollars. Within thirty (30) days after the end of each calendar month, the Seller will submit one (1) invoice to the Purchaser for any amounts payable by the Purchaser hereunder for the previous month; itemizing the Pass-Through Expenses payable and to which Service each is applicable to. Each invoice will be accompanied by such supporting documentation as is necessary for the Purchaser to verify the Pass-Through Expenses charged during the applicable period, or otherwise as the Purchaser reasonably requests. The Purchaser will pay all amounts due pursuant to this Agreement within forty-five (45) days after the receipt of the applicable invoice from the Seller unless a different period is specified in the Services Exhibit.

5.4 Audit. The Purchaser shall have the right, upon reasonable written notice to the Seller and at the Purchaser’s cost, to have an independent third party reasonably acceptable to the Seller to audit any Service fees and any Pass-Through Expenses charged by the Seller. Such audit shall be conducted no more than once every calendar half-year and only during normal business hours. If such audit reveals an overcharge by the Seller, then the Seller shall promptly reimburse the Purchaser. If the audit reveals an overcharge of greater than five percent (5%) of the aggregate Service fees and Pass-Through Expenses for any given calendar quarter, then the reasonable costs and expenses incurred in connection with such audit shall be borne by the Seller.

6.	CONFIDENTIALITY.

6.1 The confidentiality provisions set forth in Section 6.4 of the Purchase Agreement shall apply to all proprietary, secret or confidential information disclosed by either party under this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Consents. The Seller represents and warrants that it has obtained all consents, approvals, or agreements from any third party (each, a “Consent”) required for the Seller to provide the Services pursuant to this Agreement (or to use any equipment or software owned by or leased or licensed to the Seller or any of its Affiliates in connection with the provision of such Services)

7.2 Performance. Without limiting any other provision in this Agreement, the Seller represents and warrants that the Seller will perform the Services in a timely and professional manner and in accordance with industry standards for services of the type performed hereunder.

8.	TERM AND TERMINATION.

8.1 Term. The term of this Agreement shall commence on the Closing Date and, unless extended by written agreement of the parties pursuant to Section 8.2 or terminated earlier pursuant to Section 8.3, shall continue until the termination or expiration of all Services pursuant to the Services Exhibit, no longer than thirty-six (36) months after Closing Date (the “Term”).

8.2 Term Extensions. This Agreement may be extended in writing by mutual agreement of the parties either in whole or with respect to one or more of the Services.

8.3 Termination.

(a) The Purchaser may terminate any Service, in whole or in part with respect to such Service: (i) for any reason or no reason, upon at least thirty (30) days’ prior written notice to the Seller of such termination (unless a longer notice period is specified in the Services Exhibit or is required under a third-person agreement pursuant to which such Service is provided); or (ii) at any time, upon prior written notice to the Seller, if the Seller has failed to perform any of its material obligations under this Agreement with respect to such Service and such failure is still occurring thirty (30) days after receipt by the Seller of a written notice of such failure from the Purchaser.

(b) The Seller may terminate any Service, in whole or in part with respect to such Service at any time, upon prior written notice to the Purchaser, if the Purchaser has materially failed to perform any of its material obligations under this Agreement with respect to such Service and such failure is still occurring thirty (30) days after receipt by the Purchaser of a written notice of such failure from the Seller or the applicable Affiliate providing Services.

(c) If either party becomes aware of a change in applicable Law or other circumstance that would result in the continued performance of any Service being a violation of any applicable Law, such party will notify the other party in writing as soon as reasonably practicable, and the parties shall cooperate in good faith to make reasonable modifications to such Service or find reasonable alternative means by which such Service can continue to be provided in compliance with applicable Laws. If the parties are unable to find a mutually acceptable alternative means of providing such Service that complies with applicable Law within thirty (30) days of starting such discussions, either party may terminate such Service immediately upon written notice to the other party.

(d) Any Service may be terminated at any time upon mutual agreement of the parties.

8.4 Effect of Termination.

(a) Immediately following the expiration or termination of this Agreement, the Seller shall cease, or cause its Affiliates or subcontractors to cease, providing the Services.

Upon termination of any Service in accordance with this Agreement, (i) the Seller shall have no further obligation to provide such terminated Service, and (ii) the Purchaser shall have no obligation to pay any additional Pass-Through Expenses relating to any such Service that would be incurred after the effective date of such termination; provided, however, that, the Purchaser shall remain obligated to pay to the Seller any Pass-Through Expenses owed and payable with respect to any component of such terminated Service that was provided prior to the effective date of such termination. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination.

8.5 Upon the termination or expiration of any Service with respect to which a party or an Affiliate thereof holds books, records, files, databases, confidential or proprietary information or computer software or hardware (including, without limitation, current and archived copies of computer files) owned or leased by the other party or an Affiliate thereof and used in connection with the provision of such Service (the “Materials”), subject to the terms of Section 6.1, such party will return, or destroy and certify the destruction of, all such Materials promptly upon the termination or expiration of the applicable Service, but not later than thirty (30) days after such termination or expiration.

8.6 Survival. Sections 1, 5.3, 6, 8 and 10 of this Agreement shall survive any expiration or termination of this Agreement.

9.	LIMITATION ON LIABILITY; DISCLAIMER OF WARRANTIES

9.1 Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL SELLER OR ANY SELLER AFFILIATE BE LIABLE (A) FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS OR LOSS OF ANTICIPATED SAVINGS, ARISING FROM OR RELATING TO ANY ACT OR OMISSION UNDER THIS AGREEMENT, AND (B) TO PURCHASER OR ITS AFFILIATES UNDER THIS AGREEMENT FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE SERVICE CHARGES PAID BY PURCHASER UNDER THIS AGREEMENT.

9.2 No Express or Implied Warranties. Purchaser acknowledges and agrees that, except to the extent expressly set forth in this Agreement, NEITHER SELLER NOR ANY AFFILIATE OF SELLER IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR ANY OTHER MATTER RELATING TO THIS AGREEMENT, AND SELLER AND EACH AFFILIATE OF SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) IN CONNECTION THEREWITH.

10.	MISCELLANEOUS.

10.1 No Agency. It is agreed and understood that neither party is the agent, representative or partner of the other, and neither party has any authority or power to bind or contract in the name of or to create any liability against the other in any way or for any purpose pursuant to this Agreement. Nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other, constitute the parties as partners, joint venturers, principal and agent, employer and employee, co-owners, or otherwise as participants in a joint undertaking, or allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

10.2 Amendment; Waiver; Remedies Cumulative. Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of all of the parties hereto. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.3 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Either party may execute this Agreement by facsimile or scanned signature and the other party will be entitled to rely on such facsimile or scanned signature as conclusive evidence that this Agreement has been duly executed by such party.

10.4 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York of the United States of America, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

10.5 Dispute Resolution.

(A)	In the event there is a dispute between Purchaser and Seller regarding this Agreement, or with respect to the performance by a Seller of its obligations hereunder (whether in respect of a matter which has previously been resolved pursuant to this Section 10.5 or otherwise), prior to any party instituting any action or claim or pursuing any other remedy hereunder, the parties shall attempt in good faith to reach agreement on a resolution of the dispute. If such attempts are unable to resolve the dispute, the parties shall seek to resolve the dispute in accordance with the provisions of this Section 10.5.

(B)	The party which is the disputing party (the “Disputing Party”) shall send a written notice describing the dispute or issue (the “Dispute Notice”) to the other party (the “Notice Receiver”). A) Within fifteen (15) days of the Notice Receiver’s receipt of a Dispute Notice, the Parties shall conduct a meeting, attended by an executive designated by each Party (a “Step One Meeting”). If resolved at the Step One Meeting or at any other time prior to the expiration of such 15-day period, the Disputing Party shall re-send the original Dispute Notice to the other Party with a written and signed acknowledgment that it has been withdrawn. B) The matter shall be considered unresolved if at any time the parties agree in writing that it is unresolved or the original Dispute Notice has not been withdrawn within fifteen (15) days after conclusion of the Step One Meeting

(C)	If the matter remains unresolved after the Step One Meeting, either of the Parties may initiate any claim or pursue or exercise any of its rights or remedies hereunder, at law or in equity pursuant to Section 10.5 (b).

(D)	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Singapore. The language of the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) are authorized to include in the award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrator shall deem reasonable. Nothing in this Agreement shall prevent either party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

10.6 Binding Effect; Assignment. This Agreement binds and benefits the parties and their respective permitted successors and assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; provided, however, the Purchaser may assign any of its rights or obligations under this Agreement to any Affiliate of the Purchaser without the consent of the Seller.

10.7 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement.

10.8 Force Majeure. The Seller shall not be liable for any interruption of a Service or delay or failure to perform under this Agreement if such interruption, delay or failure results from strikes (other than in relation to the relevant Seller’s own workforce), riots, fires, floods, storm, earthquakes, power outages, telecommunications or network outages or limitations, acts of God, war, governmental action or any other causes beyond its reasonable control (“Force Majeure”). In any such event, the Purchaser and the Seller’s obligations hereunder in respect of the Service affected by Force Majeure shall be postponed for such time as the performance is suspended or delayed on account of such Force Majeure event and the parties shall seek to identify and implement a commercially reasonable alternative to minimize any interruption in the provision of those Services hereunder. Each of the Purchaser and the Seller will promptly notify the other in writing upon learning of the occurrence of such event of Force Majeure. Upon the cessation of the Force Majeure event, each of the Purchaser and the Seller will use all commercially reasonable effort to resume its performance with the least practicable delay

10.9 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party (a) on the date of delivery if delivered by hand or sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, (b) on the first Business Day following the date of dispatch if delivered by an internationally-recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the persons (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties pursuant to this Section 10.9):

If to the Seller, to:

Samsung Electronics Co., Ltd.

SR3 Bldg.

San #24 Nongseo-Dong, Giheung-Gu

Yongin City, Gyeonggi Do, Korea 449-711

Fax no.:

Attention:

with a copy to (which copy shall not constitute notice):

[                    ]

if to the Purchaser, to:

IXYS Intl (Cayman) Limited

c/o IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035

Fax no. +1.408.416.0224

Attention: Uzi Sasson

with a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Fax no.: +1.650.463.2600

Attention: Luke Bergstrom

10.10 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) “including” means including without limiting the generality of any description preceding such term;

(vii) “Dollars” and “US$” shall mean United States dollars; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.12 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

10.13 Exhibits. The Services Exhibit is hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

10.14 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and terminate and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

IXYS INTL (CAYMAN) LIMITED	SAMSUNG ELECTRONICS CO., LTD.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

SERVICES EXHIBIT

The Seller agrees to provide the following Services during the applicable periods of time set forth below:

1.	Information Technology (IT) and Finance Services

Service Description:

1. Finance - Provide data so Purchaser can develop customer invoicing processes.

2. IT - Provide data to assist with Purchaser’s transition of enabling transactions (wafer orders, etc...) within Purchaser’s Oracle system.

Fees:	Purchaser will pay Seller’s reasonable expenses and cost of travel as set forth in the Seller Expense Table.

Service Period:	***.

2.	Operational Services.

Service Description:

During the Service Period, Seller will:

1. Assist Purchaser with introductions to all vendors including those associated with wafer preparation, flash programming, sort, assembly, and final test processes.

2. If necessary, assist and train Purchaser in the transition of wafer preparation, flash programming, sort, assembly, and final test processes to Purchaser.

3. Deliver and assign Customer POs (as defined in the Foundry Services Agreement) for WIP Products (as defined in the Foundry Services Agreement) to Purchaser

4. Notwithstanding anything contrary to this Agreement, the vendors addressed in this provision shall not include vendors that: i) are not related with the Business as of the Closing Date; and ii) are Seller’s raw material or equipment vendors (other than vendors of raw materials or equipment related to the assembly or the packaging of integrated circuits).

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Fees:	Purchaser will pay Seller’s reasonable expenses and cost of travel as set forth in the Seller Expense Table.

Pass-Through Expenses:	Cost of packaging, freight and insurance and subcontractor fees.

Service Period:	***

3.	Quality and Reliability Services:

(a)	Warranty Claims and Returns:

Service Description:

During the Service Period, Seller will perform customer failure analysis of the IXYS Business Products (as defined in Product License Agreement) and provide the results of that analysis to Purchaser. If necessary, Seller will request a solution to the appropriate design or software provider.

For avoidance of doubt, Purchaser shall directly manage all matters relating to customer relations, including, but not limited to, taking any claims of, or complaints regarding, any product defects from customers in connection with such IXYS Business Products.

Fees:	Except for subcontractor fees, Seller will provide all services at no charge until one year after the Closing Date. After this period, Purchaser will pay Seller’s reasonable expenses and cost of travel as set forth in the Seller Expense Table.

Pass-Through Expenses:	For amounts actually paid by Seller, Purchaser will reimburse Seller for third-party fees associated with the Quality and Reliability Services. Purchaser will also pay Seller’s reasonable expenses and cost of travel as set forth in the cost table.

Service Periods:	***

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A-2

4.	Development Services.

Service Description:	During the Service Period, Seller will perform the following services

	(A)	complete development of the following *** Products: ***, the development to include:

		a.	Management of the design subcontractor(s).

		b.	Report development milestones to the Purchaser (1st F/O, test report, tape out, quality reports, and other reports customarily produced by Seller in the design of similar devices).

		c.	Enter into development agreements with subcontractors for the development of the *** Product components such as the verification and test programs.

	(B)	Complete transitional development of the following *** Products: ***, the development to include:

		a.	Management of the design subcontractor (if applicable).

		b.	Report development milestones to Purchaser (1st F/O, test report, tape out, quality reports, and other reports customarily produced by Seller in the design of similar devices).

		c.	Enter into development agreements with subcontractors for the development of the *** product components such as the verification and test programs.

	(C)	Provide development training:

		a.	Technical workshops regarding: product designs, design techniques, development process, product transition, and documents, and usage of the licensed In House Design Tools,

		b.	Modification or creation of new documentation with respect to the Business Products, and

		c.	The Parties shall discuss and agree on the detailed development schedule for the development training.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A-4

Fees:	Fees relating to Section 4(i): Purchaser will pay any amounts, including incentive fee payments, owed to vendors under the Transferred Contracts relating to the development work described in Section 4(i). Purchaser shall be responsible for all other development fees set forth in the Transferred Contracts relating to the *** Products.

Fees relating to Section 4(ii): Purchaser will pay a development fee of USD $***. This fee includes subcontracting fees, the costs of mask sets, and verification fees. The payment of USD $*** will be made within thirty days after receipt of Seller’s invoice which shall be issued by Seller after the Closing Date.

Purchaser will also pay Seller’s reasonable expenses and cost of travel as set forth in the Seller Expense Table.

Service Period:	***, or, for the products described in Sections 4(i) and 4(ii), *** months from the mass production date of the last of such products to enter mass production, whichever is later.

5.	Sales Support Services.

Service Description:	During the Service Period, Seller will (i) arrange major customer meetings, and (ii) provide personal introductions to Solution Partners, key customer, Sales Representatives and Distributors relating to the Business, and (iii) provide data and information relating to 4-bit and 8-bit microcontroller sales and marketing; provided that such customer, Solution Partner, key customer, Sales Representative and Distributors will be selected by parties’ consent; provided that key customer means a customer who directly buys Business Products from the Seller.

Fees:	Purchaser will pay Seller’s reasonable expenses and cost of travel as set forth in the Seller Expense Table.

Service Period:	***.

6.	Design Transition Services.

Service Description:	During the Service Period, Seller shall provide Purchaser with such information, cooperation and assistance to effect a smooth and seamless transition of foundry services to a third party designated

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by Purchaser (a “Successor”) (such information, cooperation and assistance, “Transition Assistance”). Transition Assistance shall include: (a) providing know-how, technical information and other appropriate information concerning the transfer and transition of the foundry services to Purchaser; and (b) other services as reasonably requested by Purchaser.

Fees:	Purchaser will pay Seller’s reasonable expenses and cost of travel as set forth in the Seller Expense Table.

Service Period:	***.

7. Seller Expense Table.

Payroll Table

(USD, per hour)

Position	Korea	China	Singapore	US	EU

E3/G3/S3/M3	***	***	***	***	***

E4/G4/S4/M4	***	***	***	***	***

E5/G5/S5/M5/M6	***	***	***	***	***

E6/G6/S6/M7	***	***	***	***	***

Travel Fee: USD $*** per day per person (This amount includes out-of pocket money, meals, ground transfer fee, and accommodations fee. Airfare fee will be paid separately, but now hourly expenses will not be paid while service providers are traveling, including while on the airplane).

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULES

Schedule 1.3

Service Coordinator Contact Information:

For Seller:

Name:

Title:

Phone:

Facsimile:

Email:

For Purchaser:

Name: David Staab

Title: Vice President of R&D and MCU Architecture of Zilog, Inc.

Phone: +1.408.457.9087

Facsimile: +1.408.416.0223

Email:dstaab@zilog.com

Exhibit C

FORM OF PRODUCT LICENSE AGREEMENT

This Product License Agreement (“Agreement”) is entered into on the [                    ] 2013 (the “Effective Date”) by and between Samsung Electronics Co., Ltd., a company duly incorporated under the laws of the Republic of Korea, acting through its System LSI Division, with principal offices located at San #24, Nongseo-Dong, Giheung-Gu, Yongin-City, Gyeonggi-Do, 449-711 Korea (“Samsung”), and IXYS Intl (Cayman) Limited, a corporation organized under the laws of the Cayman Islands, with a principal place of business at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005 Cayman Islands (“IXYS”).

RECITALS

WHEREAS, Samsung and IXYS are parties to that certain Asset Purchase Agreement dated on May 24th, 2013 (the “APA”, Samsung document number SLSI-201304IA001), pursuant to which, among other things, IXYS is purchasing or otherwise acquiring rights relating to the Business (as defined in the APA) pursuant to a series of transactions contemplated in the APA (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, IXYS desires to obtain, and Samsung desires to grant, certain licenses under and with respect to certain Intellectual Property and Technology related to the Business, on the terms and conditions of this Agreement;

WHEREAS, Samsung desires to obtain, and IXYS desires to grant, certain licenses back under and with respect to the Transferred IP (as defined in the APA), on the terms and conditions of this Agreement; and

WHEREAS, pursuant to the APA, the parties have agreed to enter into this Agreement as of the Closing Date (as defined in the APA);

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and the APA, the parties hereby agree as follows:

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AGREEMENT

I. DEFINITIONS.

Unless otherwise defined in this Article I, any capitalized terms used in this Agreement will have the meaning set forth in the APA and shall apply to both their singular and plural forms, as the context may require.

1.1 “Affiliate” shall mean, with respect to a party, a corporation or any other legal entity which is Controlled by such party, provided that such entity shall be considered an Affiliate only for the time during which such Control exists. “Control,” as used in this Section 1.1, means direct or indirect ownership of more than 50% of the voting rights of such entity.

1.2 “Authorized Design House” means any developer, designer, design house, contractor, or other Person that on or after the Effective Date is authorized by IXYS to develop, design, modify, improve, or create derivative works of the Licensed Products.

1.3 “Authorized Distributor” means any distributor, VAR (Value Added Reseller), OEM, systems integrator or other Person that on or after the Effective Date is authorized by IXYS to import, offer to sell and sell the Licensed Products.

1.4 “Authorized Manufacturer” means any manufacturer, contractor, supplier, vendor or other Person that on or after the Effective Date provides services to IXYS in connection with the manufacture or supply of the Licensed Products, other than Samsung.

1.5 “Business Field of Use” means the design, development, manufacturing, marketing, sales and support of 4 bit and 8 bit Micro Controller Units (including Business Products) and the provision of services related to 4 bit and 8 bit Micro Controller Units; provided that with respect to Samsung, the Business Field of Use means the field of Standalone Micro Controller Business.

1.6 “Business Products” has the meaning set forth in the APA.

1.7 “Confidential Information” means any and all technical and non-technical information which is identified as confidential information at the time of disclosure and disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under this Agreement, whether in written, oral, graphic or electronic form. Written Confidential Information will be clearly marked “CONFIDENTIAL,” “PROPRIETARY” or other similar marking. Oral or visual disclosures of the Confidential Information or disclosure of intangible Confidential Information should be identified as confidential at the time of such disclosure and confirmed, in writing or email, by the Disclosing Party to the Receiving Party within thirty (30) days of such disclosure. Notwithstanding the foregoing, “Confidential Information” includes any information disclosed by the Disclosing Party that would reasonably be deemed in the context of its disclosure to be confidential or proprietary. Notwithstanding the foregoing, the nondisclosure obligations set forth in Article VIII shall not apply to information that the Receiving Party can demonstrate: (a) was publicly available at the time of its disclosure to the Receiving Party or became publicly available after its disclosure and through no fault of the Receiving Party; (b) was already in the lawful possession of the Receiving Party without restriction prior to the Receiving Party receiving the Confidential Information from the Disclosing Party; (c) is legitimately obtained by the Receiving Party without restriction from a third party source who had no obligation to the Disclosing Party not to disclose such information to others, other than the Disclosing Party; or (d) is at any time independently developed by the Receiving Party without use of or access to the Disclosing Party’s Confidential Information.

1.8 “Deliverables” means the documents, technical assistance, information, script files, design files, Software and other materials relating to the Business Products that are listed on Schedule 1 attached hereto.

1.9 “Expanded IXYS Business Products” means (a) the IXYS Business Products and (b) Micro Controller Units resulting from porting each IXYS Business Product to a non-Samsung fabrication site.

1.10 “In House EDA Tool” means any software tool made and owned by Samsung for designing or developing Micro Controller Units, including the *** schematic design and capture tool and the Cubic logic design rule check and delay calculating tool.

1.11 “Improvements” means all modifications, derivative works, enhancements, upgrades and improvements to any Technology or Intellectual Property.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.12 “IXYS Business Products” means the IXYS versions of the Business Products that are substantially the same as one of the Business Products.

1.13 “Licensed IXYS Patents” means the Transferred Patents and Patent applications filed by IXYS on or after the Effective Date that are within the same Patent Family as the Transferred Patents, and any Patents issuing therefrom including all Improvements thereto.

1.14 “Licensed IXYS Technology” means the Transferred Other IP.

1.15 “Limited Use Deliverables” means those Deliverables marked as “Only for IXYS Business Product” on Schedule 2.

1.16 “Licensed Samsung Patents” means the Patents owned by Samsung and controlled by the System LSI Division of Samsung, including the Scheduled Samsung Patents, as of the Effective Date, that are infringed by Business Products, but excluding the claims in those patents that principally relate to semiconductor manufacturing.

1.17 “Licensed Samsung Technology” means the Technology owned by Samsung (or which Samsung has a right to license or sublicense to IXYS hereunder without payment of a royalty or other consideration, except solely for royalties due to an employee inventor under applicable law or similar royalty) that is embodied in the Deliverables.

1.18 “Licensed Products” means (a) the IXYS Business Products, (b) subsequent versions of the IXYS Business Products developed by or for IXYS (including any Improvements to the IXYS Business Products) that are Micro Controller Units, (c) new Micro Controller Units created or developed by or for IXYS, (d) application, programming, or development software including software provided with development tools for Micro Controller Units, and (e) development tools, boards and kits for Micro Controller Units.

1.19 “Micro Controller Units” means a single standalone integrated circuit containing a 4-bit or 8-bit processor core where the main functionality is being a micro controller

1.20 “Scheduled Samsung Patents” means the Patents listed on Schedule 1 of this Agreement.

II. LICENSE GRANTS TO IXYS

2.1 Patent License to IXYS.

(a) Subject to the terms and conditions of this Agreement, Samsung hereby grants to IXYS and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable (except as set forth in Article VI), non-transferable (except as set forth in Section 10.1) license (with the right to sublicense solely as set forth in Section 2.4) under the Scheduled Samsung Patents to make, have made, use, offer for sale, import, export, sell, distribute and/or exploit Licensed Products, and to practice any methods within the Business Field of Use.

(b) Subject to the terms and conditions of this Agreement, Samsung hereby grants to IXYS and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable (except as set forth in Article VI), non-transferable (except as set forth in Section 10.1) license (with the right to sublicense solely as set forth in Section 2.4) under the Licensed Samsung Patents to make, have made, use, offer for sale, import, export, sell, distribute and/or exploit Expanded IXYS Business Products within the Business Field of Use as they relate to Expanded IXYS Business Products. So long as the license in this subsection (b) is in effect, with respect to claims in Patents, as of the Effective Date, owned by Samsung and controlled by its System LSI Division that principally relate to semiconductor manufacturing, Samsung agrees to pursue to completion all litigation and remedies that are available against IXYS’ manufacturer (and prosecuted such litigation to a final judgment that finds infringement) before pursuing any remedies for patent infringement against IXYS.

2.2 Technology License to IXYS. Subject to the terms and conditions of this Agreement, including the license restriction in Section 2.3 and confidential obligation as set forth in Article IX, Samsung hereby grants to IXYS and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable (except as set forth in Article VI), non-transferable (except as set forth in Section 10.1) license (with the right to sublicense solely as set forth in Section 2.4) to use, reproduce, modify, create, prepare and have prepared derivative works of, perform, display, transmit and distribute (through multiple tiers and by all means known or later developed) the Licensed Samsung Technology solely for the purpose of developing, having developed, making, having made, using, offering for sale, importing, exporting, selling, distributing and/or exploiting Licensed Products. Notwithstanding the foregoing, no rights are granted under this Agreement under any Trademarks of Samsung or its Affiliates, and neither IXYS nor its Affiliates shall have the right to offer for sale, sell or otherwise distribute any Licensed Products bearing any such Trademarks, or any Licensed Products with components bearing any such Trademarks, except in accordance with Section 2.9 below. For the avoidance of doubt, the parties acknowledge and agree that part numbers do not constitute Trademarks. Notwithstanding anything to the contrary as stated herein, except for application software, any software provided in source code form under this Agreement may not be distributed except in object code form as incorporated in the Licensed Products. 2.3 Restrictions on Use of Certain Deliverables. Notwithstanding anything to the contrary in this Agreement, the rights granted to IXYS and its Affiliates hereunder with respect to the Limited Use Deliverables shall be limited solely to use for the purpose of (a) maintenance of IXYS Business Products, (b) porting the IXYS Business Products to a non-Samsung fabrication site, and (c) redesign of the IXYS Business Products. Neither IXYS nor its Affiliates or sublicensees may make any use of the Limited Use Deliverables for the development or maintenance of any products other than the IXYS Business Products.

2.4 Sublicense Rights. IXYS and its Affiliates may grant sublicenses under the licenses granted in Sections 2.1 and 2.2 in connection with the development, design, manufacture and support of Licensed Products on behalf of IXYS and its Affiliates, provided that each such sublicense is consistent with the terms of this Agreement and provided further that each such sublicensee is bound in writing to confidentiality obligations at least as restrictive as the confidentiality provisions of this Agreement. In addition, with respect to any Software proprietary to Samsung and included in the Licensed Samsung Technology that is necessary for use of a Licensed Product, IXYS and its Affiliates may grant sublicenses under the license granted in Section 2.2 to its Authorized Design Houses, Authorized Manufacturers and Authorized Distributors, as well as to end users and customers of any Licensed Products solely for use with such products. IXYS shall be responsible for its and its Affiliates’ sublicensees hereunder. Any act or omission of any IXYS Affiliate or IXYS sublicensee that, if performed or was omitted to be performed by IXYS hereunder would be a breach by IXYS of this Agreement, shall be deemed a breach by IXYS of this Agreement, and IXYS shall be liable for any such acts or omissions pursuant to the terms of this Agreement.

2.5 Reservation of Rights by Samsung. All rights not expressly granted by Samsung in this Article II are reserved by Samsung or its licensors.

2.6 Deliverables. Samsung will provide the Deliverables, or copies thereof, in the electronic format such Deliverables are stored or used by Samsung to IXYS within ten (10) business days of the Effective Date (except to the extent any later delivery date is identified for any applicable Deliverable on Schedule 2), or on such other schedule as is agreed by the parties.

2.7 In House EDA Tool License.

(a) Subject to the terms and conditions of this Agreement, Samsung hereby grants to IXYS a non-exclusive, worldwide, royalty free, fully paid-up, non-transferable (except as set forth in Section 10.1) license (with the right to sublicense solely as set forth in Section 2.7(b)) to use the In House EDA Tool for a period of four (4) years after Effective Date solely for (i) maintenance of and customer support for the IXYS Business Product, (ii) porting the IXYS Business Product to a non-Samsung fabrication site, and (iii) redesign of the IXYS Business Product for manufacture non-Samsung fabrication sites.

(b) IXYS and its Affiliates may grant sublicenses under the license granted in Section 2.7(a) to contractors in connection with the design, development IXYS Business Product on behalf of IXYS, provided that each such sublicense is consistent with the terms of this Agreement and provided further that each such sublicensee is bound in writing to (i) confidentiality obligations at least as restrictive as the confidentiality provisions of this Agreement, and (ii) license restrictions at least as restrictive as Sections 2.7(a), 2.7(c) and 2.7(d) of this Agreement. IXYS shall be responsible for its and its Affiliates’ sublicensees hereunder. Any act or omission of any IXYS sublicensee that, if performed or was omitted to be performed by IXYS hereunder would be a breach by IXYS of this Agreement, shall be deemed a breach by IXYS of this Agreement, and IXYS shall be liable for any such acts or omissions pursuant to the terms of this Agreement.

(c) IXYS acknowledges and agrees that IXYS shall have no right to and shall not, without the written consent of Samsung (i) remove or alter any legal notices from any portion of the In

House EDA Tool or any relating documents; (ii) reverse engineer, translate, disassemble, de-compile or otherwise manipulate the In House EDA Tool; (iii) create derivative works of the In House EDA Tool, or any portion thereof; (iv) allow the use of the In House EDA Tool by any third party, including without limitation, in a timeshare or service bureau arrangement (except as provided in Section 2.7(b)); (v) transfer the In House EDA Tool to any third parties (except as provided in Section 2.7(b)); or (vi) exceed the scope of the license expressly granted in Section 2.7(a).

(d) IXYS further acknowledges and agrees that Samsung shall have no obligation to provide any support or maintenance for the In House EDA Tool, and that the In House EDA Tool is provided AS IS, without any warranty of any kind.

2.8 Third Party Rights. IXYS acknowledges and agrees that third-party rights may be needed to develop and manufacture the Licensed Products under this Agreement, and that it is IXYS responsibility to enter into appropriate license agreements with any such third parties to acquire any such third-party rights needed by IXYS.

2.9 Trademarks. Subject to the terms and conditions of this Agreement, Samsung agrees and acknowledges that IXYS and its Affiliates shall have the right to assemble, use, support, market, offer for sale, import, export, sell, or distribute (through multiple layers of distribution) any and all of the units of Inventory transferred to IXYS under the APA or the units sold to IXYS under the Foundry Services Agreement, notwithstanding that such Inventory, units or components thereof may bear one or more Trademarks of Seller of its Affiliates.

2.10 Further Assurances. The parties acknowledge that, as part of the delivery of the Samsung Licensed Technology, Samsung may inadvertently fail to deliver copies of Technology that should have been delivered to IXYS as part of the contemplated transfers and licenses under terms of the APA or this Agreement, or IXYS may inadvertently receive copies of Technology that should not have been delivered as part of the activities contemplated under the APA or this Agreement. Each party agrees, for at least twelve (12) months following the Effective Date, to engage in good faith discussions with the other regarding the delivery, return or destruction, as applicable, of any such copies of Technology, at the reasonable request of the appropriate owner of the copies of such Technology as contemplated by the APA or this Agreement, and deliver, return or destroy the applicable copies of Technology in accordance with the parties’ mutual and good faith determination as to whether such copies should or should not have been delivered to IXYS in accordance with the terms of the APA or this Agreement.

III. LICENSE GRANTS TO SAMSUNG

3.1 Patent License to Samsung. Subject to the terms and conditions of this Agreement and the APA, IXYS hereby grants to Samsung and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable (except as set forth in Article VI), non-transferable (except as set forth in Section 10.1) license (with the right to sublicense solely as set forth in Section 3.3) under the Licensed IXYS Patents and its Improvements to make, have made, use, offer for sale, import, export, sell, distribute and/or exploit any product or service outside the Business Field of Use.

3.2 Technology License to Samsung. Subject to the terms and conditions of this Agreement and the APA, IXYS hereby grants to Samsung and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable (except as set forth in Article VI), non-transferable (except as set forth in Section 10.1) license (with the right to sublicense solely as set forth in Section 3.3) to use, reproduce, modify, create, prepare and have prepared derivative works of, perform, display, transmit and distribute (through multiple tiers and by all means known or later developed) the Licensed IXYS Technology solely for the purpose of developing, having developed, making, having made, using, offering for sale, importing, exporting, selling, distributing and/or exploiting products or services of Samsung and its Affiliates outside the Business Field of Use.

3.3 Sublicense Rights. Samsung and its Affiliates may grant sublicenses under the licenses granted in Sections 3.1 and 3.2 in connection with the development of any products or services of Samsung and its Affiliates, provided that each such sublicense is consistent with the terms of this Agreement and provided further that each such sublicensee is bound in writing to confidentiality obligations at least as restrictive as the confidentiality provisions of this Agreement. In addition, with respect to any Software proprietary to IXYS and included in the Licensed IXYS Technology that is necessary for use of a product or service of Samsung or its Affiliates outside the Business Field of Use, Samsung and its Affiliates may grant sublicenses under the license granted in Section 3.2 to end users and customers of any such products or services of Samsung or its Affiliates. Samsung shall be responsible for its Affiliates and sublicensees hereunder. Any act or omission of any Samsung Affiliate or Samsung sublicensee that, if performed or was omitted to be performed by Samsung hereunder would be a breach by Samsung of this Agreement, shall be deemed a breach by Samsung of this Agreement, and Samsung shall be liable for any such acts or omissions pursuant to the terms of this Agreement.

3.4 Reservation of Rights by IXYS. All rights not expressly granted by IXYS in this Article III are reserved by IXYS.

3.5 Business Field of Use. Notwithstanding any contrary to this Agreement, all licenses granted under this Agreement to Samsung may be applied by Samsung within the Business Field of Use solely to perform customer services for Business Products sold by Samsung prior to the Effective Date.

IV. OWNERSHIP

4.1 Ownership by Samsung. As between the parties, subject to the licenses granted by Samsung to IXYS under Article II above, Samsung shall own and retain all right, title and interest in and to the Licensed Samsung Patents, Licensed Samsung Technology (including all Intellectual Property therein) and the In House EDA Tool. As between the parties, subject to the licenses granted by Samsung to IXYS under Article II above, Samsung will retain all right, title and interest, including all Intellectual Property, in and to any Improvements to any of the Licensed IXYS Technology made by or on behalf of Samsung or its Affiliates in the exercise of the license granted to Samsung and its Affiliates hereunder, subject only to IXYS’ ownership of the Licensed IXYS Technology (including all Intellectual Property therein).

4.2 Ownership by IXYS. As between the parties, subject to the licenses granted by IXYS to Samsung under Article III above, IXYS shall own and retain all right, title and interest in and to the Licensed IXYS Patents and Licensed IXYS Technology (including all Intellectual Property therein). As between the parties, subject to the licenses granted by IXYS to Samsung under Article III above, IXYS will retain all right, title and interest, including all Intellectual Property, in and to any Improvements to any of the Licensed Samsung Technology made by or on behalf of IXYS or its Affiliates in the exercise of the license granted to IXYS and its Affiliates hereunder, subject only to Samsung’s ownership of the Licensed Samsung Technology (including all Intellectual Property therein).

4.3 No Limitations. For the avoidance of doubt, nothing in this Article IV shall be construed as limiting the right of either party hereto to license, develop, improve upon or otherwise exploit any Intellectual Property or Technology that is owned by such party and licensed hereunder to the other party.

4.4 No Joint Development. The parties do not intend to engage in any joint development under this Agreement and will not develop any joint inventions hereunder. If the parties desire to engage in joint development in the future relating to the IXYS Licensed Products, the parties agree to negotiate in good faith an agreement setting forth the ownership and license of any joint inventions, and other rights and obligations of the parties relating to such joint inventions. Such agreement will be in writing and signed by each party.

4.5 Non-Removal of Marks and Notices. Neither IXYS nor its Affiliates may remove any Samsung intellectual property right markings or notices from any Deliverables, or copies thereof; provided however, that IXYS may remove any or all of Samsung’s intellectual property right markings or notices from marketing collateral, promotional materials, data sheets or other specifications for the purpose of replacing those markings with IXYS intellectual property right markings with respect to IXYS Business Products.

4.6 No Obligation to Maintain Intellectual Property. Each party acknowledges and agrees that the other party shall have no obligation under this Agreement after the Effective Date to maintain, prosecute or file for any Patents or other Intellectual Property pertaining to the Patents or Technology licensed by such party hereunder.

V. COVENANT NOT TO CHALLENGE

IXYS covenants and agrees, and shall cause its Affiliates to covenant and agree, not to initiate any legal proceedings to challenge the validity or enforceability, or Samsung’s ownership, of any Licensed Samsung Patents, Licensed Samsung Technology or In House EDA Tool.

VI. TERM

6.1 Term. This Agreement will commence on the Effective Date and continue in perpetuity, unless earlier terminated as provided in this Article VI. Failure by IXYS to make any of the Deferred Payments by the due dates set forth in the APA shall be deemed a material breach of this Agreement.

6.2 Termination for Breach. This Agreement may be terminated by either party in the event that the other party materially breaches this Agreement and does not cure or agree with the non-breaching party upon a written plan to cure within sixty (60) days after receipt of the notice of breach from the non-breaching party. By way of example, and without limitation, a material breach of the Agreement includes material or willful disclosure of the other party’s Confidential Information to unauthorized recipients in violation of this Agreement, and a material or willful breach of the scope of the license granted herein. A mutually agreed plan to remediate, to the extent practical under the circumstances, a breach of a confidentiality provision of this Agreement shall be deemed a cure under this Agreement, so long as such plan is fulfilled by the breaching party.

6.3 Termination for Bankruptcy or Insolvency. In addition, this Agreement may be terminated by either party if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

6.4 Effect of Termination by Samsung. In the event of termination of this Agreement by Samsung: (a) neither IXYS nor its Affiliates will have the right to use the Licensed Samsung Technology or the Licensed Samsung Patents in any subsequent new product design; (b) IXYS and its Affiliates shall retain rights to manufacture, have manufactured, offer, sell or otherwise distribute Licensed Products (as set forth in Article II) that are taped-out before termination, so long as such products have been identified by IXYS to Samsung no later than thirty (30) days after such termination of this Agreement; (c) IXYS and its Affiliates shall retain rights to use and sublicense Software with respect to the Licensed Products that are authorized under Section 6.4(b); and (d) neither IXYS nor its Affiliates shall have any further right to use the In House EDA Tool.

6.5 Effect of Termination by IXYS. In the event of termination of this Agreement by IXYS: (a) neither Samsung nor its Affiliates will have the right to use the Licensed IXYS Technology or the Licensed IXYS Patents in any subsequent new product design; (b) Samsung and its Affiliates shall retain rights to manufacture, have manufactured, offer, sell or otherwise distribute any Samsung products that are taped-out before termination, and associated services, so long as such products and services have been identified by Samsung to IXYS no later than thirty (30) days after such termination of this Agreement; and (c) Samsung and its Affiliates shall retain rights to use and sublicense Software with respect to the Samsung products and services that are authorized under Section 6.5(b).

6.6 Survival. The provisions of Article I, IV, VI, VII, VIII, IX and X of this Agreement will survive any termination of this Agreement for any reason

VII. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each party warrants and represents that it has the right and authority to grant the licenses and rights granted by it in this Agreement and enter into this Agreement.

7.2 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1 ABOVE AND EXCEPT AS SET FORTH IN THE APA, (a) THE TECHNOLOGY AND PATENTS GRANTED HEREIN ARE LICENSED “AS IS” AND NEITHER SAMSUNG NOR IXYS MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ENFORCEABILITY, VALIDITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT INCLUDING THE LICENSED SAMSUNG PATENTS, THE LICENSED SAMSUNG TECHNOLOGY, THE IN HOUSE EDA TOOL, THE DELIVERABLES, THE LICENSED IXYS PATENTS AND THE LICENSED IXYS TECHNOLOGY, (b) EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY

OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED SAMSUNG PATENTS, THE LICENSED SAMSUNG TECHNOLOGY, THE IN HOUSE EDA TOOL, THE DELIVERABLES, THE LICENSED IXYS PATENTS AND THE LICENSED IXYS TECHNOLOGY.

VIII. LIMITATION OF LIABILITY

8.1 Consequential Damages Waiver. EXCEPT (A) IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) WITH RESPECT TO BREACHES OF ANY CONFIDENTIALITY OBLIGATIONS (C) FOR PERSONAL INJURY OR PROPERTY DAMAGE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ITS AFFILIATES OR TO ANY THIRD PARTY CLAIMING THROUGH OR UNDER SUCH PARTY, FOR ANY LOST PROFITS, LOSS OF DATA, EQUIPMENT DOWNTIME OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 Liability Cap. EXCEPT (A) IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) WITH RESPECT TO BREACHES OF ANY CONFIDENTIALITY OBLIGATIONS (C) FOR PERSONAL INJURY OR PROPERTY DAMAGE, AND (D) WITH RESPECT TO BREACH OF ANY LICENSE SCOPE AS SET FORTH IN ARTICLE II OR III, ANY CLAIM FOR DAMAGES HEREUNDER MUST BE MADE WITHIN THREE (3) YEARS OF THE DATE OF THIS AGREEMENT AND EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT FOR DAMAGES WILL BE SUBJECT TO A CAP ON DAMAGES OF $2,500,000. EACH PARTY WILL BE ENTITLED TO CREDIT AGAINST SUCH CAP ANY AMOUNTS PAID AS DAMAGES PURSUANT TO SECTION 10 OF THE APA.

IX. CONFIDENTIALITY

9.1 Confidentiality. Each Receiving Party will treat as confidential all Confidential Information of the Disclosing Party, will not use the Disclosing Party’s Confidential Information except as reasonably necessary to exercise its rights and perform its obligations under this Agreement and, except as expressly permitted herein, will not disclose such Confidential Information to any third party without the Disclosing Party’s prior written approval. Any disclosure to any customers, suppliers, distributors, contractors, resellers, business partners or other third parties in connection with the foregoing shall be made subject to the recipient being bound by written confidentiality obligations that are no less protective of Confidential Information than this Article IX. For clarification, Affiliates of each Party shall not be considered third parties for the purpose of this Article IX. Without limiting the foregoing, each of the parties will use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information.

9.2 Terms of this Agreement. Each party hereby agrees that it will not release any publicity or information relating to this Agreement to any third party without the other party’s prior written consent, unless otherwise permitted herein. Except as set forth in Section 2.9, nothing in this Agreement confers any rights to the other party to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation, or simulation thereof of the other party. Notwithstanding the foregoing, the existence and terms of this Agreement may be disclosed to the extent required by law or regulation (so long as the party required to disclose the information provides the other party with timely prior notice of such requirement, unless prohibited by law); except neither party needs to provide any prior notice with regard to periodic governmental regulatory filings, such as filings with the Securities and Exchange Commission, as required by law.

9.3 Return or Destruction of Records. Upon termination of this Agreement for any reason, the Receiving Party will immediately deliver to the Disclosing Party all materials (in any medium whatsoever), records, notes, data, memorandum, models and equipment of any nature that are in the possession or under the control of the Receiving Party and its employees and that are the property of the Disclosing Party upon Disclosing Party’ written request, except as needed to continue shipping, manufacturing or supporting products or services as allowed under Sections 6.4 and 6.5. Alternatively, the Receiving Party may elect to destroy some or all of such property of the Disclosing Party and certify the destruction of such property to the Disclosing Party within thirty (30) days after the termination.

9.4 Remedies. The parties agree that the breach of its obligations under this Article IX may result in irreparable harm and injury to the other party, for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, the Receiving Party agrees that the Disclosing Party will have the right, in addition to any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the federal and state courts in the event that the Receiving Party breaches the obligation set forth in this Article IX without the necessity of posting any bond or other security. The foregoing remedy of injunctive relief is agreed to be without prejudice to the Disclosing Party exercising any other rights and remedies it may have, including without limitation, the right to seek damages or other legal or equitable relief.

9.5 Confidentiality Period. The Receiving Party’s obligations set forth in this Article IX shall be effective for ten (10) years from initial disclosure of Confidential Information.

X. MISCELLANEOUS

10.1 Assignment.

(a) Assignment by Samsung. Samsung may assign this Agreement without the prior written consent of IXYS only (i) to any Affiliates of Samsung or (ii) in connection with a merger, acquisition, consolidation, reorganization or sale of all or substantially all of the assets of System LSI Division of Samsung (whether by operation of law or otherwise), in the case of each of (i) and (ii), with written notice of such assignment to IXYS within thirty (30) days after the effective date of such assignment. Samsung may not otherwise assign this Agreement (or any of its rights or obligations under this Agreement) without the prior written consent of IXYS, which consent shall not be unreasonably withheld.

(b) Assignment by IXYS. IXYS may assign this Agreement without the prior written consent of Samsung only (i) to any Affiliate of IXYS, (ii) in connection with a merger, acquisition, consolidation, reorganization or sale of all or substantially all of the assets of IXYS (whether by operation of law or otherwise), or (iii) to a successor of all or substantially all of IXYS’ assets related to the Business, in the case of each of (i), (ii) and (iii), with written notice of such assignment to Samsung within thirty (30) days after the effective date of such assignment. Notwithstanding the foregoing, in the event that an assignment subject to (iii) above occurs within three (3) years after the date of this Agreement and involves any Samsung competitor listed in Schedule 3, Samsung’s prior written consent shall be required. IXYS may not otherwise assign or transfer this Agreement (or any of its rights or obligations under this Agreement) without the prior written consent of Samsung which consent shall not be unreasonably withheld. Upon any such assignment under subsections (ii) or (iii) above, the license rights granted to IXYS and its Affiliates hereunder shall not apply to any products or services of the assignee party or its affiliates existing prior to the date of such assignment.

10.2 Restrictions. The parties agree and acknowledge that the licenses granted hereunder are not intended to cover, and do not cover, contract manufacturing activities that either party or its Affiliates may undertake on behalf of third parties for the primary purpose of obtaining rights under the other party’s licensed Patents (i.e. Patent laundering), or to otherwise enable third parties to avoid licensing Intellectual Property from either party hereunder or its Affiliates.

10.3 Export Control. The parties agree to comply with all applicable laws and regulations promulgated by local and governmental organizations relating to export control with regard to all goods and information provided subject to this Agreement.

10.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.5 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York of the United States of America, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

10.6 Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Singapore. The language of the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) are authorized to include in the award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrator shall deem reasonable. Nothing in this Agreement shall prevent either party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

10.7 Amendment. Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of all of the parties hereto

10.8 Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by both parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege under this Agreement shall be deemed a waiver of such party’s rights or privileges under this Agreement or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

10.9 Entire Agreement. This Agreement (including all Exhibits hereto), together with the Purchase Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

10.10 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement expressed or implied, is intended to or shall confer on any person or entity other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

10.11 Independent Contractor; No Authority to Bind Other Party. Each party hereto is acting as, and shall be considered, an independent contractor, and no relationship of partnership, joint venture, employment, franchise, agency or similar arrangement is being created pursuant to or by virtue of this Agreement. In no event shall either party have any authority to negotiate or enter into any contract or commitment for or on behalf of, or in the name of, the other party, or otherwise possess any authority to bind such other party in matters of contract, indebtedness or otherwise, without the prior written approval in each instance of such other party. Neither party shall represent itself as having any such authority, express or implied, from the other party.

10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13 Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

10.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.15 Headings. The headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SAMSUNG ELECTRONICS CO., LTD.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

IXYS INTL (CAYMAN) LIMITED

By:

Name:

Title:

Schedule 1

Licensed Samsung Patents

Country	Patent Number	Date of Patent
***	***	***

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 2

Deliverables

Category	Deliverable	Format	Delivery Date	License Limitation/ Comment
***	***	***	***	***

Note: Installation of the In House EDA Tool, including but not limited to delivery and issuance of the license key, shall be done by IXYS, and Samsung will assist with such procedure as set forth in the Transition Services Agreement between the parties.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 3

***

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT 1 TO

ASSET PURCHASE AGREEMENT

This AMENDMENT 1 TO ASSET PURCHASE AGREEMENT (“Amendment 1”) is entered into as of 27th June, 2013 (“Amendment 1 Effective Date”), by and among Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (the “Seller”), IXYS Intl Limited, a Cayman Islands corporation (the “Purchaser”) and, solely for purposes of Section 11.16 of the APA (as hereinafter defined), IXYS Corporation, a corporation incorporated under the laws of the State of Delaware of the United States of America (“Parent”).

WHEREAS, this Amendment 1 (defined above) refers to and amends the terms and conditions of the ASSET PURCHASE AGREEMENT dated 25th May 2013, with Seller document number SLSI-201304IA00 (the “APA); and

WHEREAS, the parties now wish to amend the APA.

Now therefore for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

IT IS AGREED AS FOLLOWS:

1. That all definitions contained in the APA shall have the same meanings and apply to this Amendment 1.

2. The APA is hereby amended to replace the EDS equipment Table of Schedule 2.1 (b) with the following:

***

3. The APA is hereby amended to add the following under Note 3 of Schedule 2.1 (d):

***

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4. The APA is hereby amended to add the following contracts to Schedule 2.1 (g):

***

5. The APA is hereby amended to add the following to the Seller Disclosure Schedule.

***

6. The APA is hereby amended to add the following contracts to Schedule 7.1 (h):

***

7. The material within quotation marks in this Amendment 1 is hereby fully incorporated into the APA, wherever applicable. Except as set forth above, the remaining terms and conditions of the APA remain unchanged and apply with equal force and effect.

8. If there is any conflict between the terms of the APA and the terms of this Amendment 1, the terms of this Amendment 1 shall prevail.

9. This Amendment 1 shall be governed by New York law without reference to conflict of laws rules.

10. This Amendment 1 may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

***	Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SELLER:

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Byunghoon Suh

Name:	Byunghoon Suh

Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

IXYS INTL LIMITED

By:	/s/ Uzi Sasson

Name:	Uzi Sasson

Title:	Director

PARENT:

IXYS CORPORATION

By:	/s/ Nathan Zommer

Name:	Nathan Zommer

Title:	Chief Executive Officer